UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

OFG Bancorp

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 27, 2024
Dear Shareholder:
You are cordially invited to attend our annual meeting of shareholders, which will be held virtually on Wednesday, May 8, 2024 at www.virtualshareholdermeeting.com/OFG2024. The meeting will begin promptly at 10:00 a.m. (EST).
Details of the business to be conducted at the annual meeting are given in the attached notice of annual meeting and proxy statement. Only shareholders of record as of March 11, 2024, are entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof.
Your vote is important. Our proxy statement was made publicly available over the internet on March 27, 2024 and is also enclosed with this letter. Please review it and submit your vote promptly even if you plan to attend the virtual meeting. We encourage you to vote over the Internet or by telephone prior to the meeting.
To attend the virtual meeting, you will need to log in with a 16-digit control number found on your notice of availability of proxy materials. For more details and instructions, please refer to the enclosed proxy statement and proxy card.
We look forward to seeing you at our virtual annual meeting.
Sincerely,
Julian S. Inclán
Chairperson

P.O. Box 195115
San Juan, Puerto Rico 00919-5115
NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2024
Notice is hereby given that the annual meeting of shareholders of OFG Bancorp (“we,” “us,” “our,” or the “Company”), a financial holding company and corporation organized under the laws of the Commonwealth of Puerto Rico, is scheduled to be held virtually at www.virtualshareholdermeeting.com/OFG2024 commencing at 10:00 a.m. (EST) on Wednesday, May 8, 2024, to consider and vote upon the following matters described in this notice and the accompanying proxy statement:
1.    To elect seven directors for a one-year term expiring at the 2025 annual meeting of shareholders and until their successors are duly elected and qualified;
2.    To provide an advisory vote on executive compensation;
3.    To ratify the selection of the Company’s independent registered public accounting firm for 2024; and
4.    To transact such other business as may properly come before the annual meeting or at any adjournments or postponements thereof. Except with respect to procedural matters incident to the conduct of the annual meeting, the Company is not aware of any other business to be brought before the annual meeting.
These matters are described more fully in the accompanying proxy statement, which you are urged to read thoroughly. The Company’s Board of Directors recommends a vote “FOR” each of the proposals. Only shareholders of record at the close of business on March 11, 2024, are entitled to notice of, and to vote at, the annual meeting.
To assure representation at the annual meeting, shareholders are urged to return a proxy as promptly as possible either by voting through the Internet or telephone, or by signing, dating and returning a proxy card in accordance with the enclosed instructions. Any shareholder attending the annual meeting may vote at the meeting even if he or she previously returned a proxy.
In San Juan, Puerto Rico, on March 27, 2024.
By order of the Board of Directors,

Hugh González
Secretary

PROXY STATEMENT FOR THE VIRTUAL ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 8, 2024
This proxy statement contains important information related to the annual meeting of shareholders of OFG Bancorp (“we,” “us,” “our,” or the “Company”). Our annual meeting of shareholders will be held virtually at www.virtualshareholdermeeting.com/OFG2024 on Wednesday, May 8, 2024 at 10:00 a.m. (EST), or any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are expected to be made available to shareholders on or about May 8, 2024.

GENERAL QUESTIONS ABOUT THE ANNUAL MEETING
What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board of Directors and its committees, the compensation of our directors and executive officers, and other required information.
Who is soliciting my vote?
Our Board of Directors is soliciting your vote at the annual meeting.
Who will bear the costs of soliciting proxies for the annual meeting?
This solicitation of proxies is made on behalf of our Board of Directors, and we will bear the costs of solicitation. The expense of preparing, assembling, printing and mailing this proxy statement and the materials used in this solicitation of proxies also will be borne by us. It is contemplated that proxies will be solicited principally through the internet or mail, but our directors, officers and employees may solicit proxies personally or by telephone. Upon request, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing these proxy materials to our shareholders.
We have retained Georgeson LLC, an independent proxy solicitation firm, to assist us with the solicitation of proxies for a fee not to exceed $13,500, plus reimbursement for out-of-pocket expenses.
What is the purpose of the annual meeting?
At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of annual meeting of shareholders, including the election of seven directors, the advisory vote related to executive compensation, the ratification of the selection of the Company’s independent registered public accounting firm for 2024 and the transaction of any other business that may properly come before the meeting or any adjournments or postponements thereof. Proxies solicited hereby may be exercised only at the annual meeting, including any adjournments or postponements thereof, and will not be used for any other purpose.
Who is entitled to vote?
Only shareholders of record at the close of business on the record date, March 11, 2024 are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any adjournments or postponements thereof. As of the close of business on the record date, there were 47,146,411 shares of our common stock outstanding.

What is the difference between a holder of record and a beneficial owner of shares held in street name?
Holder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the holder (or shareholder) of record with respect to those shares. As a holder of record, you should have been furnished the notice of internet availability of proxy materials and a proxy card directly by us.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a securities broker, bank or other similar organization acting as a nominee, then you are considered the beneficial owner of shares held in “street name.” The organization holding your account is considered the holder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have been furnished the notice of internet availability of proxy materials and a voting instruction form by that organization.
How do I vote?
You can vote by proxy prior to the meeting or through the virtual meeting platform during the meeting. We highly recommend that you vote by proxy prior to the meeting even if you plan to attend the meeting. Detailed instructions on how to vote by proxy through the internet, by telephone or by mail will be set forth in the notice of internet availability of proxy materials that you will receive through the mail. This notice will also include a 16-digit control number that you will need to attend the virtual meeting and vote your shares at the meeting through the virtual meeting platform. Your vote by proxy must be received as of the close of Tuesday, May 7, 2024, the business day immediately preceding the annual meeting. You may also vote on the day of the meeting by attending the meeting and registering your vote through the virtual meeting platform.
To avoid delays in ballot taking and counting and ensure that your proxy is voted in accordance with your wishes, we respectfully request that you give your full title when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of an entity, or on behalf of a minor. If shares are registered in the name of more than one shareholder of record, all shareholders of record must sign the proxy card.
What should I do if I have not received a notice of internet availability of proxy materials by mail?
If you are a beneficial owner of shares held in “street name”, you should contact your securities broker, bank or other nominee that holds your shares to request a copy of your notice and verify that they have your correct address in their records.
If you are a holder of record, contact OFG Bancorp Investor Relations 254 Muñoz Rivera Avenue, San Juan, PR 00918; E-mail: Gary Fishman at gfishman@ofgbancorp.com or Steven Anreder at sanreder@ofgbancorp.com; Telephone: (212) 532-3232.
How many votes do I have?
Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon, except with respect to the election of directors in which you may cumulate your votes.
Pursuant to our articles of incorporation and by-laws, you have the right to cumulate your votes at annual meetings in which more than one director is being elected. Cumulative voting entitles you to a number of votes equal to the number of shares of common stock held by you multiplied by the number of directors to be elected. As a holder of our shares of common stock, you may cast all or any number of such votes for one nominee or distribute such votes among any two or more nominees as you desire. Thus, for example, for the election of the seven nominees being considered at this annual meeting, a shareholder owning 1,000 shares of our common stock is entitled to 7,000 votes and may distribute such votes equally among the nominees for election, cast them for the election of only one of such nominees, or otherwise distribute such votes as he or she desires.
If you return an executed proxy but do not expressly indicate that your votes should be cumulated in a particular fashion, the votes represented by your proxy will be distributed equally among the nominees designated by our Board of Directors or in such other fashion as will most likely ensure the election of all the nominees.

How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote “FOR” the election of each nominee to the Board, “FOR” the advisory vote related to the compensation of our executives, and “FOR” the ratification of our independent registered public accounting firm for 2024.
Each proxy also confers discretionary authority on our Board of Directors to vote the proxy with respect to: (i) the approval of the minutes of the last annual meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, we are not aware of any business that may properly come before the meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters as recommended by our Board of Directors or, if no recommendation is given, in accordance with the judgment of the proxy holders.
What constitutes a quorum at the annual meeting?
The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to hold the meeting. As of the record date, 47,065,156 shares of our common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining quorum. A “broker non-vote” occurs when a securities broker, bank or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter. Votes cast by proxy will be counted by Broadridge Financial Solutions, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the meeting, so that we will know as soon as possible that enough votes will be present for us to hold the meeting.
Can I change my vote after I return my proxy card?
Yes. After you have submitted your proxy card, you may change your vote at any time before the proxy is exercised. To do so, just send in a new proxy card with a later date or cast a new vote by telephone or over the Internet, or send a written notice of revocation to the Secretary of our Board of Directors, P.O. Box 195115, San Juan, Puerto Rico 00919-5115, delivered before the proxy is exercised. If you attend the meeting and want to vote, you may request that your previously submitted proxy not be used. Attendance at the meeting will not by itself revoke a previously granted proxy.
What vote is required to approve each item and how are abstentions and broker non-votes treated?
Action with respect to the election of directors will be taken by a majority of the votes cast by shareholders represented by attendance or by proxy at the annual meeting and entitled to vote on the election of directors (which number will take into account the accumulation of votes described above). To be elected, each director nominee must receive more votes cast “FOR” such nominee’s election than votes cast “WITHHOLD AUTHORITY” for such nominee’s election. Abstentions and broker non-votes will not be counted as either an affirmative vote or a negative vote regarding the election of directors and, therefore, will not have a legal effect on such election.
For the advisory vote on the compensation of our executives and the ratification of our independent registered public accounting firm for 2024, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote will be required for approval. Abstentions will have the same effect as a negative vote, and broker non-votes will not be counted in determining the number of shares necessary for approval.
What happens if I do not give specific voting instructions?
Holder of Record. If you are a holder of record and you sign and return a proxy card without giving specific instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owner of Shares Held in Street Name. If you are a beneficial owner of shares held in “street name” and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on such matter with respect to your shares (that is, a “broker non-vote”). Except for the ratification of our independent registered public accounting firm for 2024, we believe that each of the proposals set forth in this proxy statement will be considered non-routine under the rules of the New York Stock Exchange (which apply to brokers), and therefore, there could be broker non-votes on such proposals.
What happens if the annual meeting is adjourned or postponed?
Your proxy will still be valid and may be voted at the adjourned or postponed meeting. You will still be able to change or revoke your proxy before it is exercised.
What if I have difficulties accessing the annual meeting?
If you encounter any technical difficulties with the meeting website on the day of the meeting, please call the technical support number that will be available on the login page of the meeting website. Technical support will be available beginning at 8:45 a.m. (EST) on the day of the meeting and will remain available throughout the meeting.
Can I ask pertinent questions during the annual meeting?
You may submit questions during the meeting by logging into the meeting website at www.virtualshareholdermeeting.com/OFG2024 using your 16-digit control number and typing your question into the “Ask a Question” file and clicking “Submit.” Only questions pertinent to the business to be conducted at the annual meeting will be answered during the meeting, subject to time limitations.
If any pertinent questions cannot be answered during the meeting due to time constraints, we will post and answer a representative set of these questions online at www.ofgbancorp.com. The questions and answers will be available as soon as reasonably practicable after the meeting and will remain available for at least one week after posting.
How do I inspect the list of shareholders of record?
A list of shareholders of record as of March 11, 2024 will be available for inspection by shareholders during the annual meeting. You may access the list during the meeting by visiting www.virtualshareholdermeeting.com/OFG2024 and entering your 16-digit control number and clicking “View Shareholder List” on the meeting website.

PROPOSAL 1: ELECTION OF DIRECTORS
Our Board of Directors consists of one class of nine directors elected annually until the end of their one-year term and until their successors are duly elected and qualified. Our Board currently has one vacancy and will have two vacancies after the end of Mr. Julian Inclán's current term effective the date of the annual meeting. Mr. Inclán is retiring from the Board of Directors after 15 years of service and as part of a Board approved succession plan pursuant to which Mr. José R. Fernández will be appointed Chairperson of the Board at the regularly scheduled Board meeting to be held after the annual meeting of shareholders. Mr. Fernández has served on our Board of Directors for 20 years and as Vice Chairperson for 14 years. As part of that succession plan, Mr. Néstor de Jesús will be appointed as the Lead Independent Director. Mr. Néstor de Jesús has served on the Board for 8 years and as Chairperson of the Board's Risk and Compliance Committee for 7 years.

Our bylaws provide that directors in uncontested elections will be elected by a majority of the votes cast by our shareholders, rather than a plurality of the votes cast. Our Director Resignation Policy requires that any director that does not receive the majority of votes cast by our shareholders in an uncontested election submit his or her resignation to our Board of Directors promptly after the certification of the voting results. Thereafter, our Board of Directors will have 90 days to evaluate the resignation, and if the resignation is not accepted, will disclose the reasons therefore to our shareholders.
There are no arrangements or understandings between us and any person pursuant to which such person has been elected as a director. No director is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
Set forth below is certain information with respect to each nominee.

José R. Fernández San Juan, PR Director since 2005 Non-Independent Age: 60
Mr. Fernández is the President, CEO and a Vice Chairperson of the Board of Directors of the Company and Oriental Bank. He is also the Chairperson of the Boards of Directors of all of our other subsidiaries, and the President of Oriental Insurance LLC and Oriental International Bank, Inc. During his 20-year tenure as CEO, Mr. Fernández has successfully led the transformation of OFG Bancorp into one of Puerto Rico’s leading banking and financial services companies. In that time, Mr. Fernández spearheaded three major acquisitions, Eurobank (2010), BBVA Puerto Rico (2012) and Scotiabank de Puerto Rico (2019). Since the acquisition of Scotiabank, Mr. Fernández has led the Company’s digital strategy which has resulted in the introduction of innovative customer-facing digital technology, providing unparalleled levels of convenience and value-added service. These improvements have yielded record years of loan production, earnings and stockholder returns. His outstanding track record recently earned him recognition as the 2023 Community Banker of the Year by the American Banker.

Mr. Fernández is also a member of the Business Advisory Council of the University of Notre Dame’s Mendoza Business School, the Advisory Board of the Puerto Rico Conservation Trust, and the Board of Trustees of the Hispanic Society Museum and Library. From 2011 to 2016, he was appointed to the Community Depository Institutions Advisory Council established by the Federal Reserve Bank of New York. Mr. Fernández holds a bachelor’s degree from the University of Notre Dame and an M.B.A. from the Ross School of Business at the University of Michigan.

Our Corporate Governance and Nominating Committee recommended Mr. Fernández as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company based on his extensive knowledge of our business, his 30 years of experience in the financial services industry, and his instrumental role in our continued success. As our CEO and Vice Chairperson, Mr. Fernández has consistently demonstrated an ability to exercise sound business judgment and prudent management skills. Furthermore, his active involvement in community and civic affairs represents an ethical character that we seek in our leaders and company culture.

Board and Committees	Meeting	Attendance
Board (Vice Chair)	5 of 5	100%

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
544,400	$20,404,100	21.82	5

*****

Jorge Colón-Gerena San Juan, PR Director since 2014 Independent Age: 57
Mr. Colón-Gerena is the President, CEO and principal shareholder of various restaurant franchise operations that have the exclusive rights in Puerto Rico to the Wendy’s, Applebee’s, Sizzler, Longhorn, Olive Garden and Red Lobster franchises. He also serves on the Boards of Directors of our primary bank subsidiary, Oriental Bank, and the Center for a New Economy, an economic policy think-tank. Mr. Colón-Gerena holds a bachelor’s degree in Arts & Sciences from the Interamerican University, San Juan, Puerto Rico, and has completed executive management courses at Northwestern University and Harvard Business School.

Our Corporate Governance and Nominating Committee recommended Mr. Colón-Gerena as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company based on his extensive experience in retail food service franchises, which complements the diversity of experience of our Board.

Board and Committees	Meeting	Attendance
Board	5 of 5	100%
Audit	8 of 9	89%
Compensation (Chair)	3 of 3	100%

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
105,500	$3,954,140	54.92	4

*****

Néstor de Jesús Guaynabo, PR Director since 2016 Independent Age: 72
Mr. de Jesús was an investment banker for 30 years and served as the Director of the Puerto Rico Office of Barclays Capital. He has also served on the Board of Directors and as Chair of the Audit Committee of the Government Development Bank for Puerto Rico. He is currently a member of the Board of Directors of our principal bank subsidiary, Oriental Bank, serving as a member of the Board Credit Committee. Mr. de Jesús is also a member of the Boards of Directors of Rovira Biscuit Corporation and Rovira Foods Inc.. Mr. de Jesús holds a bachelor’s degree in Economics from the Wharton School of the University of Pennsylvania and an M.B.A. from the Ross School of Business at the University of Michigan.

Our Corporate Governance and Nominating Committee recommended Mr. de Jesús as a nominee, and our Board of Directors concluded that he should continue to be a director of the Company based on his prior investment banking experience, his experience as a director of a major Puerto Rico public instrumentality, and his extensive financial expertise, which make him highly qualified to fulfill his responsibilities as a director of the Company.

Board and Committees	Meeting	Attendance
Board	5 of 5	100%
Corporate Governance and Nominating (Vice-Chair)	3 of 3	100%
Risk and Compliance (Chair)	4 of 4	100%

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
23,390	$876,657	11.10	4
*****

Annette Franqui Miami, FL Independent Age: 62
Annette Franqui is a Founding Partner, President and Chief Investment Officer of Forrestal Capital, a business and investment advisory firm formed in 2003 to service the original Latin American founding families of Panamerican Beverages (Panamco). Forrestal Capital invests primarily in direct private equity and venture capital transactions in diverse industries. Ms. Franqui is also a member of the Board of Directors of Arcos Dorados Holdings Inc. (NYSE:ARCO) and a member of its Compensation and Nomination Committee. Previously, she served as the Chief Financial Officer for Panamco and as a Managing Director at J.P. Morgan. Ms. Franqui served as Chairperson of the Board of Directors of AARP until June 2023 and had previously served as a Director and member of its Audit and Finance Committee since 2014.

Our Corporate Governance and Nominating Committees recommended Ms. Franqui as a nominee, and our Board of Directors concluded that she should serve as a director of the Company based on her abundant and diverse experience serving on boards of directors, which makes her highly qualified to serve on our Board.

Board and Committees	Meeting	Attendance
Board	5 of 5	100%
Compensation (Chair)	3 of 3	100%
Corporate Governance and Nominating	3 of 3	100%

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
600	$22,488	0.37	—

*****

Susan Harnett Denver, CO Director since 2019 Independent Age: 67
Ms. Harnett is a member of the Board’s Risk and Compliance Committee, Chair of the Nomination and Governance Committee and served on the Audit Committee until April 2021. She has been a senior advisor to digital startups and mentor at New York’s FinTech Innovation Lab since 2015. She is a founding limited partner in How Women Invest. Her board certifications include becoming a Certified Corporate Director by National Association of Corporate Directors (NACD) and a Certified Risk Director from the DCRO Institute. Ms. Harnett served on the Board of Directors of Life Storage, Inc. (NYSE: LSI), before it was sold to Extra Space Storage Inc. (NYSE: EXR) in July 2023. She currently serves on the Board of Directors of Extra Space Storage Inc. and Sphere 3D Corp. (NASDAQ: ANY), while holding key roles as a member of the Audit Committee and Chair of the Compensation Committee for the latter.

Her professional credentials include she was COO of North America for QBE Insurance Group Limited. The majority of her career was spent at Citigroup in domestic, international and global roles. The last three positions during her tenure with Citi included President of Local Consumer Lending (2011-2012), Head of Global Business Performance (2008-2011), CEO of Citibank Germany (2004-2007).

She served as an independent director and Audit Committee member of First Niagara Financial Group, a $40 billion in assets publicly traded bank, from 2015 until its acquisition by KeyCorp in 2016. She served on the Boards of QBE Insurance, CitiFinancial, and Visa Canada. She was Chair of Citi’s Management Board in Germany and of the Global Perspectives Advisory Group of Marquette University’s College of Business.

Our Corporate Governance and Nominating Committees recommended Ms. Harnett as a nominee, and our Board of Directors concluded that she should continue to serve as a director of the Company based on her significant experience leading domestic and international financial service organizations through periods of major transformation often involving the reengineering of operations, technology, data, products, services, and marketing, as well as M&A and integration, which make her highly qualified to serve on our Board.

Board and Committees	Meeting	Attendance
Board	5 of 5	100%
Corporate Governance and Nominating (Chair)	3 of 3	100%
Risk and Compliance (Vice Chair)	4 of 4	100%

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
5,500	$206,140	3.17	4.00

Angel Vázquez San Juan, PR Director since April 2023 Independent Age: 56
Angel Vázquez has been the President of Pan Pepin Inc. since January 2021. Before this, he served as the President of B. Fernández & Hnos. Inc., starting in 2003. In addition to his corporate roles, Mr. Vázquez has been actively involved in the non-profit sector, serving on the Boards of Directors of the Fundación Biblioteca Rafael Hernández Colón and SER de Puerto Rico. He also held positions on the Board of Trustees of the DGI Investment Trust from 2021 to 2023 and on Oriental Bank's Trust Committee from 2011 to 2021. Mr. Vázquez completed his academic pursuits in finance, earning a BBA from the University of Texas, Arlington.

Our Corporate Governance and Nominating Committees recommended Mr. Vázquez as a nominee, and our Board of Directors concluded that he should serve as a director of the Company based on his extensive experience in management and serving in diverse boards of directors, which makes him highly qualified to fulfill his responsibilities as a director of the Company.

Board and Committees	Meeting	Attendance
Board	4 of 4	100%
Audit	5 of 6	83%
Risk and Compliance	2 of 2	100%

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
—	—	—	—

*****

Rafael Vélez Dorado, PR Director since October 2021 Independent Age: 50
Rafael Vélez is the Founder and President of Atabey Capital (2016), a private equity advisement firm, and Campo Alegre (2016), a 500-acre pineapple farm in Puerto Rico. Previously from 2007 until 2019, he was the Founder and President of Putney Capital Management with offices in Santo Domingo, Dominican Republic and Puerto Rico, a non-discretionary advisor to an investment fund with investments in the energy, agroindustry and construction material sectors in the Caribbean and North of Latin American region. From 2004 to 2012, he was the founding partner of Barreto & Vélez, a CPA firm specialized in advising clients manage inherent risks through sound corporate governance practices. Mr. Vélez also serves as Board member of the Boys & Girls Club of Puerto Rico as well as YPO Puerto Rico and is a member of the Georgetown Latin American Policy Association.

Our Corporate Governance and Nominating Committees recommended Mr. Vélez as a nominee, and our Board of Directors concluded that he should continue to serve as a director of the Company based on his vast accounting and investment experience, which makes him highly qualified to fulfill his responsibilities as a director of the Company.

Board and Committees	Meeting	Attendance
Board	5 of 5	100%
Audit	4 of 4	100%

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
9,375	$351,375	4.88	1.33

If any person named as a nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxy holders will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as a director if elected.
Our Board of Directors recommends that you vote “FOR ALL” in this proposal.

INFORMATION WITH RESPECT TO A DIRECTOR WHOSE TERM OF OFFICE WILL END AT THE ANNUAL MEETING AND CERTAIN EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Mr. Julian S. Inclán will retire from the Board of Directors after 15 years of service and as part of a Board of Directors approved succession plan pursuant to which Mr. José Rafael Fernández will be appointed Chairperson and Mr. Néstor de Jesús will be appointed lead independent director. There are no arrangements or understandings pursuant to which Mr. Inclán was selected as director of the Company. He is not related to any of our other directors or executive officers by blood, marriage or adoption (excluding those that are more remote than first cousin).

Julian S. Inclán Dorado, PR Director since 2008 Independent Age: 76
Mr. Inclán is the CEO and Chairman of the Board of American Paper Corporation, a distributor of fine papers, office supplies and graphic art supplies, and whose subsidiary, Design Hub, is the agent for a major office contract furniture manufacturer and the importer and designer of customer home furniture units. He previously also served as President of American Paper Corporation from September 1994 to January 2013. He is also the Managing Partner, President and Administrator of various real estate development and investment companies. Mr. Inclán also serves as Chairperson of the Board of Directors of Oriental Bank. He holds an M.B.A. from Columbia University.

The following information is provided with respect to the executive officers who do not serve on our Board of Directors. There are no arrangements or understandings pursuant to which any of the following executive officers was selected as an officer of the Company. No executive officer is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).

Maritza Arizmendi, CPA, Esq. Chief Financial Officer San Juan, PR Age: 55	Since 2017, Ms. Arizmendi has served as our Chief Financial Officer. She previously served as our Senior Vice President of Corporate Finance and Chief Accounting Officer. Previously at BBVAPR, she served in turn as Chief Financial Officer and Treasurer, Senior Vice President of Financial Planning, and Vice President of Risk Management. Prior to its acquisition by BBVAPR, Ms. Arizmendi was a Vice President of Loan Review at Poncebank. Her career began at PricewaterhouseCoopers LLP, where she attained the position of Senior Auditor. Ms. Arizmendi received her bachelor’s degree in accounting and her J.D. from the University of Puerto Rico. She is a Certified Public Accountant and is admitted to practice law in Puerto Rico.

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
84,962	$3,184,376	8.09	3

*****

Ada García Managing Director, Customer Intelligence and Operations San Juan, PR Age: 60
Ms. García was appointed our Managing Director of Customer Intelligence and Operations in March 2022 and is responsible for our retail banking operations, data integrity and analytics and executing our retail strategy of improving our client experience. Previously, she has served in turn as Director of Business Development and Director of our Mortgage Unit. At BBVAPR, prior to its acquisition by the Company, she served as Director of Mortgage Business, Business Development Manager, IT Manager and member of the BBVA Seguros Puerto Rico’s Board of Directors. Ms. Garcia has been Secretary of the Governor’s Board of the Mortgage Bankers Association and the Puerto Rico Notes Management Association. Her career began at Accenture, Spain, where she attained the position of System Analyst. She received her bachelor’s degree in Mathematics and computer science and her master’s degree in Science form the Technical University of Dresden, Germany.

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
39,848	$1,493,503	5.04	3

*****

Hugh González, Esq. General Counsel San Juan, PR Age: 44
Mr. González serves as our General Counsel since January 2021 and as Secretary of our Board of Directors since January 2024. As General Counsel, Mr. González supervises the legal department and serves as the chief compliance officer supervising the corporate compliance and BSA/AML compliance departments. He also serves as Secretary of the Boards of Directors of various subsidiaries, including Oriental Bank, Oriental Financial Services LLC, OFG Ventures and OFG USA LLC. Mr. González also serves a member of the Board of Directors of YMCA of San Juan, Inc. Previously, he served as our Deputy General Counsel and Assistant Secretary since 2012. Mr. González was an associate at McConnell Valdés LLC, where he was elected member prior to joining the Company in 2012. He received his bachelor’s degree in philosophy from Columbia College, Columbia University, and his J.D. from New York University School of Law.

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
18,858	$706,798	2.48	1.67

*****

Patrick Haggarty. Managing Director, Commercial Banking San Juan, PR Age: 64	Mr. Haggarty is the Managing Director of Commercial Banking and is responsible for Corporate & Institutional Banking, Transactional Services, International Trade Services and Trust Operations since 2012. From 2012 to November 2021, he also supervised Trust Sales and Oriental Pensions Consultants. Before 2012, Mr. Haggarty served in similar roles at BBVAPR. He also serves as board member and Treasurer of Colegio de Educación Especial & Rehabilitation, Inc., a Puerto Rico non-profit. He received a bachelor’s degree from Tufts University and an MBA from the IESE Business School of the University of Navarra.

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
38,483	$1,442,341	6.16	3

*****

Ganesh Kumar Chief Strategy Officer, U.S. Business San Juan, PR Age: 59
Mr. Kumar serves as our Chief Strategy Officer for U.S. Business since 2023 overseeing our US loan portfolio and strategic initiatives in the continental United States. He is also a member of the Board of Directors of Oriental Bank since 2019. Previously, as Chief Operating Officer, he led Oriental Banks digital transformation efforts as well as the acquisition and integration of Scotiabank’s Puerto Rico and USVI businesses. Before 2017, Mr. Kumar served as Executive Vice President and Chief Financial Officer responsible for corporate finance, strategic planning, accounting and financial reporting, and business analytics. Previously, he served as our Chief Operating Officer and Chief Risk Officer. Before joining the Company in 2004, he was a director of consulting at Gartner Inc. (NYSE: IT), an industry leading research and advisory firm where he assisted a wide array of financial service companies develop technology-enabled strategies and operational plans to meet desired results. Prior to Gartner, he was a manager at McKesson Corporation (NYSE: MCK) from 1997 to 1999; a planning and technology architect at Intercontinental Hotels Group (NYSE: IHG) from 1995 to 1997; and a consultant to financial services clients worldwide from 1986 to 1995. Mr. Kumar holds a doctorate in management from Case Western Reserve University, Cleveland, OH, where he is currently a member of the Alumni Advisory Council.

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
220,055	$8,247,661	15.00	3

*****

César A. Ortiz, CPA, Esq. Chief Risk Officer San Juan, PR Age: 49
Mr. Ortiz was appointed Chief Risk Officer in May 2023 responsible for our enterprise risk management, information and physical security. Previously since March 2022, he served as Managing Director of Retail Channel Business Development responsible for growing our retail commercial and consumer loan portfolios. He has also served in turn as Director of Corporate Performance, Director of Commercial Credit and Operations, Chief Risk Officer, Chief Accounting Officer and Controller. Prior to joining the Company, he worked at Doral Financial Corporation as Chief Accounting Officer and Controller. He started his career in the financial services industry at PricewaterhouseCoopers, LLP where he attained the position of Senior Manager. Mr. Ortiz received his bachelor’s degree in business administration from the University of Puerto Rico, his M.B.A. from the MIT Sloan School of Management, and his J.D. from the Interamerican University.

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
21,011	$787,491	2.33	3

*****

Mari Evelyn Rodríguez Chief Retail Banking Officer San Juan, PR Age: 53
Ms. Rodríguez, Chief Retail Banking Officer since 2023, focuses on growing the small business, residential mortgage, and auto loan portfolios. Previously, Ms. Rodríguez was CEO of Marsh McLennan's Puerto Rico Office from 2017 to 2023, where she drove significant growth and managed the Hurricane Maria response. Earlier, she served as Senior Vice President at another Puerto Rico financial institution from 2013 to 2016 and held various roles at Oriental, including Senior Vice President of Commercial Banking from 2008 to 2013. Her early career included positions at Verizon Wireless, Banco Popular, and Advent-Morro Capital Partners. Ms. Rodríguez also contributes to non-profits, serving as Vice President on the Board of Coalición Legal para Puerto Rico and on the Board of Colegio Puertorriqueño de Niñas. She earned her B.A. from Harvard University and an MBA from the University of Michigan's Ross School of Business.

Stock Ownership Policy Compliance as of December 31, 2023:

Qualifying Common Stock	Total Value	Multiple of Compensation	Applicable Minimum Multiple Requirement
16,109	$603,776	2.16	—

*****

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as to our shares of common stock beneficially owned by persons, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), known to us to be beneficial owners of more than 5% of the outstanding shares. The information is based exclusively upon filings made by such persons or entities pursuant to the Exchange Act.

Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Aggregate Amount of Shares Beneficially Owned	Percent of Class[1]
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,775,077	—	6,864,061	—	6,864,061	14.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	—	38,426	5,762,329	80,691	5,843,020	12.4%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	3,656,588	—	3,656,588	—	3,656,588	7.8%

1.Beneficial owners of greater than 10% reported such holdings on Schedule 13G filed under Rule 13d-1(b), which is available only to shareholders that acquired such securities in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the issuer, nor in connection with or as a participant in any transaction having such purpose or effect.

The following table sets forth information as to the number of our shares of common stock beneficially owned as of December 31, 2023, by (i) our directors; (ii) our named executive officers for 2023 (collectively, the “Named Executive Officers” or “NEOs”); and (iii) our directors and executive officers, including the NEOs, as a group. The information is based upon filings made by such individuals pursuant to the Exchange Act, and information furnished by each of them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (#)		Percent of Common Stock[1]
Directors
Julian S. Inclán	119,617	2	—%
José Rafael Fernández	455,758	3	—%
Jorge Colón-Gerena	102,300	4	—%
Néstor de Jesús	20,190	4	—%
Annette Franqui	—		—%
Susan Harnett	3,300	4	—%
Angel Vázquez	—		—%
Rafael Vélez	7,275		—%
Named Executive Officers
José R. Fernández	455,758	3	—%
Maritza Arizmendi	61,553	5	—%
Ada García	31,464	6	—%
Ganesh Kumar	159,621	7	—%
Mari Evelyn Rodríguez	—		—%
Directors and Executive Officers as a Group[8]	1,015,296		2.16%

1.    Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock. This percentage is calculated on the basis of the 47,065,156 shares of common stock outstanding as of December 31, 2023.
2.    This amount includes 10,107 shares as to which Mr. Inclán has shared investment and voting power and 3,400 restricted units whose restricted period will lapse within 60 days.
3.    This amount includes 23,150 restricted units whose restricted period will lapse within 60 days, 28,850 performance shares whose restricted period will lapse within 60 days, 13,370 shares that he owns through our 401(k)/1081.01(d) Plan, and 7,000 shares owned by his wife.
4.    These amounts include the following restricted units whose restricted period will lapse within 60 days: Mr. Colón Gerena – 2,300; Mr. De Jesús – 2,300; and Ms. Harnett – 2,300.
5.    This amount includes 5,717 restricted units whose restricted period will lapse within 60 days, and 7,300 performance shares whose restricted period will lapse within 60 days.
6.    This amount includes 1,800 restricted units whose restricted period will lapse within 60 days and 1,700 performance shares whose restricted period will lapse within 60 days.
7.    This amount includes 14,934 restricted units whose restricted period will lapse within 60 days, 19,450 performance shares whose restricted period will lapse within 60 days, and 227 shares that he owns through our 401(k)/1081.01(d) Plan.
8. The group consists of 16 persons including all directors, Named Executive Officers, and executive officers who are not directors.

For purposes of the foregoing table, beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which shares are deemed to be beneficially owned by a person if he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote or direct the voting of the shares, and/or the power to dispose or direct the disposition of the shares, whether or not he or she has any economic interest therein. Unless otherwise indicated in the foregoing table, the named beneficial owner has sole voting and investment power with respect to the shares, subject, in the case of those directors and officers who are married, to the marital community property laws of Puerto Rico. Under Rule 13d-3, a person is deemed to have beneficial ownership of any shares of common stock which he or she has a right to acquire within 60 days, including, without limitation, pursuant to the exercise of any option, warrant or right. Shares of common stock which are subject to such options or other rights of acquisition are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person.

BOARD INDEPENDENCE, LEADERSHIP STRUCTURE AND RISK OVERSIGHT
Except for José Rafael Fernández, who is our President and CEO, all of our directors are “independent” pursuant to the corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”) for listed companies.
Our Board of Directors has adopted standards and definitions to assist it in the evaluation of the independence of its members. The standards and definitions adopted by the Board describe various types of relationships that could potentially exist between a director and the Company and sets thresholds at which such relationships would be deemed to be material. If no relationship or transaction exists that would disqualify a director from being independent under such standards and definitions, and no other relationships or transactions exist of a type not specifically mentioned therein that in the Board’s opinion, taking into account all facts and circumstances, would impair a director’s ability to exercise his or her independent judgment, the Board will deem such director to be independent. Such standards and definitions are available on our website at www.ofgbancorp.com.
Our Board of Directors has nine positions and only one who is a non-independent member, the CEO. At present, the roles of Chairperson and CEO are split. The position of Chairperson is held by Mr. Inclán, an independent director since 2008, and the position of CEO is held by Mr. Fernández, a director and CEO since 2004.
Pursuant to our bylaws, and as part of its review of corporate governance and succession planning, our Board of Directors, led by the Corporate Governance and Nominating Committee, conducts an annual self-evaluation and determines the most effective board leadership structure for the Company. Our Board of Directors also recognizes that different structures may be appropriate for the Company at different times. In this regard, the Board chooses whether to keep the roles of CEO and Chairperson separate or whether to have one person serve in both capacities. The Board believes that both of these arrangements can yield strong benefits to the Company as long as an independent director is appointed to a leadership role in the Board, which could be in the role of a Chairperson or of a lead independent director. Previously, the Board had decided that the most appropriate structure for the Company is to have a corporate leadership structure that splits the roles of the Chairperson of the Board and the CEO. The position of Board Chairperson is held by Mr. Inclán, an independent director, whereas the position of CEO is held by Mr. Fernández, who also serves as Vice Chairperson of the Board. However, as part of a Board approved succession plan, Mr. Inclán will retire from the Board of Directors and as Chairperson at the annual meeting of shareholders, and the Board has determined that Mr. Fernández, our CEO, should serve as the Chairperson of the Board and Mr. Néstor de Jesús should serve as the lead independent director.
To align the interests of our directors and top executives with our shareholders, the Board adopted the Officers and Directors Stock Ownership Policy. Pursuant to such policy, our directors are required to hold common stock of the Company with a total value that is not less than four times their annual cash compensation within a period of 3 years of their first equity award.
Our Board of Directors, its Audit Committee, Compensation Committee, Risk and Compliance Committee, Corporate Governance and Nominating Committee, the Bank’s Credit Committee and Trust Committee, and management’s Asset and Liability Management Team (the “ALT”), Credit Risk Team, Risk and Compliance Team, Consumer Compliance Team and various credit teams are actively involved in overseeing the management of the risks involved in our business and operations. However, the Board ultimately determines the level of risk that is acceptable for the Company within general guidelines and regulatory requirements. The Board considers that effective risk management is a fundamental part of good management practice and is committed to maintaining sound risk management systems. To this end, the Board is responsible for adopting several risk policies and reviewing the effectiveness of our risk management program. In order to appropriately discharge their risk oversight functions, the Board and its committees have access to senior management and the right to consult with and retain independent legal and other advisors at our expense pursuant to our Corporate Governance Principles and Guidelines. In addition, Board members are required to complete periodic training courses relating to banking regulations and cybersecurity, which includes 5 course hours of topics related to financial institutions and their governance. The Board, the Audit Committee and the Risk and Compliance Committee also regularly meet with and receive written reports from senior management, including our Chief Risk Officer, Chief Compliance Officer and Internal Audit Department, who evaluate significant risk exposures and contribute to our risk management and internal control system. The Compensation Committee assists the Board in ensuring that our compensation program encourages decision-making that is in the best long-term interest of the Company and its shareholders and does not encourage excessive or inappropriate risk-taking. Moreover, the ALT has responsibility for overseeing the management of our assets and liabilities to balance our risk exposures. Its principal objective is to enhance profitability while maintaining appropriate levels of liquidity and interest rate risks. The Credit Committee of the

Bank’s Board and management’s Credit Risk Team and various credit teams have responsibility for setting and implementing strategies to achieve our credit risk goals and objectives in accordance with the credit policy approved by our Board of Directors. The management Risk and Compliance Team has responsibility for overseeing the implementation of our risk management program. In sum, all such committees assist and report to the Board in connection with the monitoring and oversight of certain risks and/or the implementation of the policies and objectives adopted by the Board.
BOARD MEETINGS
Our Board of Directors held 5 meetings in 2023. No incumbent director attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings of Board committees in which he served in that year. Board members are required to attend our annual meeting of shareholders. All Board members then in office attended last year’s annual meeting of shareholders.
EXECUTIVE MEETINGS OF NON-MANAGEMENT DIRECTORS
Our Board of Directors holds regular meetings of “non-management directors” (that is, directors who are not executive officers of the Company) to promote open discussions and better communication among such directors. Julian S. Inclán, the Chairperson of the Board, has been chosen to preside at such meetings.
BOARD COMMITTEES
Our Board of Directors has a standing Audit Committee, Risk and Compliance Committee, Compensation Committee and Corporate Governance and Nominating Committee.
The Audit Committee assists our Board of Directors in its oversight of our financial reporting process and meets without management’s presence. It fulfills its oversight responsibilities by reviewing: (a) the integrity of the financial reports and other financial information provided by us to any governmental or regulatory body or to the public; and (b) our auditing, accounting, and financial reporting processes generally. The members of this committee are Rafael Vélez, Chairperson, Jorge Colón-Gerena, Vice Chairperson, Julian S. Inclán and Angel Vázquez. Our Board of Directors has determined that each member of this committee is financially literate or has accounting or related financial management expertise, and that Rafael Vélez is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of U.S. Securities and Exchange Commission (“SEC”) Regulation S-K. It met 9 times in 2023.
The Audit Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.ofgbancorp.com. All of its members are independent directors as required by the NYSE and the SEC.
The Risk and Compliance Committee assists our Board of Directors in its oversight of our internal controls, enterprise risk management, and legal and regulatory compliance. It fulfills its oversight responsibilities by reviewing our systems of internal controls regarding finance, accounting, legal and regulatory compliance, and ethics that management and our Board of Directors have established. The members of this committee are Néstor de Jesús, Chairperson, Susan Harnett, Vice Chairperson, Julian S. Inclán and Angel Vázquez. It met 4 times in 2023
The Risk and Compliance Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.ofgbancorp.com. All of its members are independent directors.
The Compensation Committee discharges the responsibilities of our Board of Directors relating to compensation of our directors and executive officers. Its general responsibilities are: (a) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; (b) evaluating the CEO’s performance in light of those goals and objectives; (c) making recommendations to our Board of Directors with respect to CEO compensation, and approving director compensation; (d) producing a committee report on executive compensation; (e) succession planning; and (f) conducting an annual performance evaluation of itself. This committee also administers our equity-based compensation plan and is given absolute discretion to, among other things, construe and interpret the plan; to prescribe, amend and rescind rules and regulations relating to the plan; to select the persons to whom plan awards will be given; to determine the number of shares subject to each plan award; and to determine the terms and conditions to which each plan award is subject. The members of this committee are Jorge Colón-Gerena, Chairperson, Julian S. Inclán, Vice Chairperson, and Annette Franqui. It met 3 times in 2023.

The Compensation Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.ofgbancorp.com. All of its members are independent directors as required by the NYSE.
The Corporate Governance and Nominating Committee assists our Board of Directors by: (a) identifying individuals qualified to become directors consistent with criteria approved by the Board; (b) selecting or recommending that the Board select the director nominees for the next annual meeting of shareholders; c) developing and recommending to the Board a set of corporate governance principles applicable to us that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory, or other requirements; (d) monitoring and reviewing any other corporate governance matters which the Board may refer to this committee; and (e) performing an annual evaluation of the Board, Board committees and each of the directors individually. The members of this committee are Susan Harnett, Chairperson, Néstor de Jesús, Vice Chairperson, Julian S. Inclán and Annette Franqui. It met 3 times in 2023.
The Corporate Governance and Nominating Committee operates pursuant to a written charter that has been approved by our Board of Directors, a current copy of which is available on our website at www.ofgbancorp.com. All of its members are independent directors as required by the NYSE.
Pursuant to our by-laws, no nominations for directors, except those made by our Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee, will be voted upon at the annual meeting unless other nominations by shareholders are made in writing, together with certain information about the nominating shareholder and the nominee, including the nominee’s qualifications for service and his or her written consent to serve on our Board of Directors if elected, and delivered to the Secretary of the Board at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with last year’s annual meeting. Ballots bearing the names of all of the persons nominated by our Board of Directors and by shareholders, if properly made, will be provided for use at the annual meeting. The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that it believes must be met by a nominee recommended by such committee for a position on our Board of Directors. The Committee instead considers general factors, including, without limitation, the candidate’s experience with other businesses and organizations, the interplay of such experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

BOARD DIVERSITY
The Corporate Governance and Nominating Committee generally identifies qualified candidates based on recommendations made by existing directors, management, or independent consultants. There are no differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The committee will consider potential nominees by management, shareholders or other members of the Board, and develop and evaluate information from a variety of sources regarding the potential nominee before making a decision.
Pursuant to its charter, the Corporate Governance and Nominating Committee considers diversity, among other factors such as competencies, experience, age and other appropriate qualities, to determine which candidates it recommends to our Board of Directors for approval as nominees. The committee focuses mainly on achieving a balance of experience on the Board that represents a cross-section of the local community, including directors with experience in the public and private sectors, experience in the medical, legal and accounting professions, and experience in a variety of industries relevant to our business needs.
The following graphs provide a visual representation of the tenure, race, ethnicity, age, independence and gender of the nominees to our Board. Our Corporate Governance and Nominating Committee is in the process of identifying candidates for the two vacancies that will exist after the annual meeting of shareholders and is committed to maintaining a minimum of two women directors on our Board. Our Corporate Governance and Nominating Committee is in the process of identifying candidates for a vacancy and nominated for election at the 2023 annual meeting a second highly qualified woman to meet its commitment to maintain a minimum of two women directors to serve on our Board.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE PROGRAM
Our Company’s Environmental, Social and Governance (“ESG”) Program was established in 2020 with the adoption by the Board of Directors of our ESG Policy. Our ESG Policy establishes as the Company’s policy to continuously strive to be socially and environmentally sustainable and to have effective governance practices that protect our key stakeholders – our clients, employees, shareholders and the communities we serve. It establishes the Company’s human rights and environmental impact policy. Our human rights policy requires the Company to respect the human rights of all individuals and to not do business with any company that engages in human rights violations. Our environmental impact policy recognizes the impact of greenhouse gases on global warming. As such, our policy is to strive to become carbon neutral, decrease consumption of natural resources, promote the use of recyclable and biodegradable materials, and avoid any developments that have an adverse effect on high biodiversity environments. In addition, we will continuously evaluate our credit underwriting practices to consider what environmental practices we may incentivize as may be appropriate given our size, complexity and market and consistent with our business strategy.
Pursuant to the ESG Policy, our General Counsel will establish and implement an ESG Program under the supervision of the CEO for monitoring and reporting our Company’s performance along established ESG metrics. Our ESG Program is overseen by our Board of Directors. Our ESG Policy requires that we prepare and publish an annual ESG report to our stakeholders. Initially, the Company has adopted the commercial banking, mortgage finance and consumer finance standards of the Sustainability Accounting Standards Board as our framework for disclosing our ESG performance to our various stakeholders.

In 2022, we completed a materiality assessment to establish ESG priorities based on the feedback of our various stakeholders. We also published our third consecutive ESG report based primarily on the metrics established for our principal industries by the Sustainability Accounting Standards Board.
More information related to our ESG Program and our Company’s published ESG reports are available in the ESG page on our website at www.ofgbancorp.com.

CORPORATE GOVERNANCE PRINCIPLES AND GUIDELINES
We have adopted a set of Corporate Governance Principles and Guidelines to promote the functioning of our Board of Directors and its committees, to protect and enhance shareholder value, and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. We have also adopted a Code of Business Conduct and Ethics that reaffirms our basic policies of business conduct and ethics for our directors, officers, employees and agents. It consists of basic and general standards of business as well as personal conduct. The Corporate Governance Principles and Guidelines and the Code of Business Conduct and Ethics are available on our website at www.ofgbancorp.com.
Any shareholder who desires to contact our Board of Directors or any of its members may do so by writing to: Chairperson of the Board, OFG Bancorp, P.O. Box 195145, San Juan, Puerto Rico 00919-5145. Alternatively, any interested party, including, without limitation, shareholders and employees, may report possible legal or ethical violations, including, without limitation, concerns regarding questionable accounting or auditing matters. Any such interested party may submit his or her communication or report, anonymously, through OFG Bancorp’s whistleblower hotline, Ethics Point, online at https://secure.ethicspoint.com/domain/media/en/gui/20510/index.html or by calling toll-free within the United States, Guam, Puerto Rico and Canada, +1-888-366-6023.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are required to have a separate non-binding shareholder vote to approve the compensation of our Named Executive Officers at least once every three years. This is commonly known as a “say-on-pay” vote. At the annual meeting of shareholders held in 2023, a majority of our shareholders voted in favor of holding the say-on-pay vote every year. As previously disclosed, the Company has decided to hold such vote every year until the next shareholder advisory vote on the frequency of future advisory votes on executive compensation.
We have in place a comprehensive executive compensation program under the oversight of the Compensation Committee of our Board of Directors. Our program is described under the heading “Compensation Discussion and Analysis” and in the tabular and narrative disclosures related to Named Executive Officers in this proxy statement. The Compensation Committee continually monitors the program as well as general economic, regulatory and legislative developments affecting executive compensation.
Our executive compensation program is intended to reward achievements of Company performance objectives aligned with our strategic plan and the creation of shareholder value. We seek to attract and retain the most talented and effective executive team for the Company by providing an appropriate mix of fixed versus variable compensation while emphasizing pay-for-performance in accordance with our short and long-term goals. We will continue to pursue compensation arrangements that are intended to align the financial interests of our executives with the long-term interests of our shareholders.
This proposal gives you the opportunity to vote for or against, or abstain from voting on, the following resolution related to the compensation of our Named Executive Officers:
RESOLVED, that the compensation paid to the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
Since your vote is advisory, it is not binding on the Company or our Board of Directors and will not be construed as overruling any of our executive compensation decisions. However, our Board of Directors and its Compensation Committee may take into account the voting results when considering future compensation arrangements.
Our Board of Directors recommends that you vote “FOR” this proposal.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
Our executive compensation program aims to promote our long-term success, to attract and retain qualified and talented leaders and motivate them to accomplish our financial goals. To this end, our executive compensation program considers our corporate results in light of our competitive position and goals, and also each executive’s individual performance, commitment and achievements.
This Compensation Discussion and Analysis explains our executive compensation program for our Named Executive Officers (“NEOs”) listed below. It also describes how compensation decisions are made and the reasons for specific decisions made in 2023.

Name	Title
José R. Fernández	President, CEO and Vice Chairperson of the Board
Ganesh Kumar	Chief Strategy Officer, U.S. Business
Maritza Arizmendi	Chief Financial Officer
César Ortiz	Chief Risk Officer
Mari Evelyn Rodríguez	Chief Retail Banking Officer
Executive Summary
2023 Business and Financial Highlights. In 2023, we continued to execute on our strategy of distinguishing Oriental Bank as a leader in quality of service among Puerto Rico banks. These led to record industry leading results for OFG Bancorp in 2023. Below are some highlights of the Company’s financial and operational performance for 2023:
•Increased diluted EPS to $3.83 from $3.44 in 2022.
•Increased total core revenues to $682.7 million from $607.8 million in 2022.
•Increased new loan production at $2.5 billion compared to $2.3 billion in 2022 with commercial loan balances exceeding $3 billion for the first time.
•Increased tangible book value to $23.13 per common share from $19.56 in 2022.
•Increased total common stock dividends paid over the year to $0.88 per share from $0.70 in 2022.
•Repurchased $18.7 million in common stock pursuant to a $100 million stock repurchase program.
•Expanded digital-first solutions to provide customers with easy-to-use, 24/7, self-service capabilities.
•Continued optimizing our network of branches, self-service kiosks and intelligent and automated teller machines to better serve our clients wherever they may be.
Our outstanding results in 2023 demonstrated our ability to deliver consistent market leading results after having achieved in 2022 total revenues and return on average assets above the 90th percentile relative to our proxy peers and led them in net interest margin.

In recognition of his leadership and our consistent delivery of outstanding financial performance, our CEO was recognized as the 2023 Community Banker of the Year by American Banker.
2023 Compensation Highlights. Given our strong shareholder support for our executive compensation program last year, there were no significant changes in the design of our compensation program or the compensation of our executives.

Summary of Executive Compensation Practices. Our executive compensation program includes the following practices and policies, which we believe promote sound compensation governance and are in the best interests of our shareholders and NEOs.

WHAT WE DO	WHAT WE DON’T DO
Performance based variable compensation	NO short-selling, hedging or pledging of
Benchmarking against a relevant peer group	Company securities
Independent external compensation consultant	NO supplemental executive retirement plans
Clawback of variable cash and equity	NO severance benefits exceeding 3x base salary
compensation for malfeasance	and annual cash bonus
Annual risk assessment of compensation program	NO excise tax gross-ups
Double-trigger vesting for all outstanding equity	NO repricing, buyout or exchange of underwater
awards in connection with change in control	stock options
Stock ownership requirements	NO guaranteed bonuses
Annual say on pay vote	NO uncapped incentives
NO excessive perquisites
NO equity compensation plans with evergreen
provisions
2023 Advisory Vote on Executive Compensation. At the 2023 annual meeting of shareholders, our executive compensation program received the support of 98% of our shareholders. We believe that our executive compensation program is designed to support the Company and our business strategies in concert with our compensation philosophies and objectives.
What Guides Our Program
Compensation Philosophy and Objectives. The philosophy of our executive compensation program is to provide competitive compensation that rewards achievement of our strategic objectives supporting the creation of shareholder value. Accordingly, the main objectives of our program are to:
•Align the interests of our executives with our shareholders;
•Reward short and long-term financial performance by the Company;
•Reward superior individual performance;
•Attract and retain seasoned executives; and
•Ensure proper governance practices.
Our philosophy is to align the interests of our executives with our shareholders by promoting ownership of our Company’s common stock through equity awards and minimum stock ownership requirements. Furthermore, a significant component of our compensation program for our NEOs, is incentive (variable) compensation that is primarily tied to financial, operational and strategic results over both short and long-term performance periods.
We are cognizant of our competitive environment for superior executive talent and seek to maintain a compensation strategy that is competitive in the financial services industry in Puerto Rico and the United States.
Elements of Compensation. We have established three primary elements for our executive compensation program: base salary, annual cash bonus awards and long-term equity-based compensation. These elements are reviewed to ensure an appropriate mix of fixed versus variable compensation and focus on both short and long-term business performance.
Base salary is designed to be competitive with comparable executive positions and considers the complexity and unique challenges of each executive’s position, individual skills, experience, background and performance.
Annual cash bonus awards are based on a balanced scorecard that takes into consideration the accomplishment of Company-wide performance goals and, for certain executives, their business unit’s performance and individual performance evaluation.
Long-term incentives are granted to our executives in the form of performance-based and time-based awards to foster ownership of the Company’s common stock, link our executives’ compensation to shareholder value and support our leadership retention objectives.

Compensation Mix. The charts below show the target total direct compensation of Mr. Fernández, our CEO, and the average of our other NEOs for 2023. These charts illustrate that a significant portion of compensation is variable and performance-based.

Determination of Compensation Decisions
The Company’s Compensation Committee, senior management and independent compensation consultant play key roles in making compensation decisions with respect to our executives.
The Role of the Compensation Committee. The Compensation Committee of our Board of Directors plays a key role in the development and oversight of our compensation program. It consists entirely of independent directors and operates under a written charter approved by our Board of Directors, which is publicly available at www.ofgbancorp.com. The Compensation Committee recommends for approval by the Board of Directors the employment agreement that governs the compensation of our CEO Mr. Fernández, approves the corporate scorecard used to determine all or a significant portion of the annual cash bonus for our NEOs, and grants equity awards to all executives under our long-term incentive plan. As appropriate, it looks to our senior management and independent compensation consultants for support in its work. While the Compensation Committee values input and advice from these and other sources, it exercises its independent judgment in reaching its decisions.
The Compensation Committee approves base salary increases and the incentive compensation of the CEO. His compensation level is guided by the terms of his Employment Agreement. The Compensation Committee may increase his salary after the first year, and his target performance bonus under our annual bonus plan and his target long-term incentive are based on a percentage of his base salary established by the Compensation Committee.
In conducting its annual evaluation of the CEO’s performance, the Compensation Committee considers the CEO’s contributions to the overall performance of the Company, including his individual performance. It also reviews our key operating results along with the accomplishment of our key strategic initiatives and considers the standard of living in San Juan, Puerto Rico, where our main offices are located. As part of this process, the Compensation Committee reviews all relevant information or data, including the results of our CEO’s performance scorecard and compensation levels for chief executive officers at peer group companies and the operating environment in which the Company does business. Furthermore, the Chairpersons of our Board of Directors and Compensation Committee meet periodically with our CEO to discuss his performance. The progress results of these meetings are reported to our Board of Directors. The CEO does not participate in any decision regarding his compensation.
Our Compensation Committee also considers other relevant factors in making compensation decisions or recommendations for our CEO, including salary data for comparable positions at peer group companies in Puerto Rico and the U.S., and compensation levels at the Company.

Determining Goals. The Compensation Committee is responsible for establishing both short and long-term goals that guide both our cash bonus award and the level of achievement of performance shares. For the Compensation Committee to perform its goal-setting functions, the following process is followed.
Prior to the beginning of the year, the Board reviews and approves the Company’s strategic plan, and senior executives and department or division heads meet and discuss the Company’s strategic plan and the goals for the Company in the upcoming year that will form part of the Company scorecard. At the beginning of the year, the Board reviews and approves an annual budget for the Company on a consolidated basis and separately for its banking subsidiary. The Compensation Committee then reviews and assesses performance goals presented by management and determines the structure of the annual goals for the Company scorecard and the goals over a three-year performance cycle for determining the payout of performance shares.

For certain executives, the Company scorecard determines the payout of their annual bonus awards, whereas for others, the Company scorecard is multiplied by the business unit performance goal adjustment to determine 90% of the cash bonus, and the remaining 10% of their cash bonus is based on individual performance evaluations. In the case of one executive, half of his bonus is based on the Company scorecard and the other half is based on his business unit scorecard.

Performance share goals include minimum performance thresholds that must be met to earn any award, as well as performance levels required to achieve maximum payouts. Performance goals for the business units that impact the annual cash bonus are established by the CEO with the support of the Finance and Human Resources Departments.
The level of achievement of such goals that form part of the Company scorecard plays an essential role in the determination of the annual cash bonus awards. On a quarterly basis, senior management and our Board of Directors review our actual financial performance against the goals set for the year. In addition, our Board of Directors receives quarterly reports detailing our actual financial performance compared to these goals. Such reports are discussed in the corresponding Board meetings.
Each annual cash bonus performance goal is assigned a weight. For 2021, performance goals did not have a minimum or maximum level of achievement. Executives must achieve a minimum rating on their individual performance evaluations to be eligible for any annual cash bonus. Each target bonus is expressed as a percentage of the executive’s base salary.
The Role of Senior Management. Our CEO, with the assistance of our Human Resources Director and an independent compensation consultant, establishes the base salary and target cash bonus award of all other executives of the Company and recommends to our Compensation Committee equity awards for other executives.
In making compensation decisions, our CEO, with the assistance of our Human Resources Director, considers several factors, such as the scope, complexity and degree of challenge of each executive’s responsibilities, as well as his or her performance, skills, experience and succession potential. In the past, he has also considered in making decisions, among other information, industry compensation and benefits studies prepared by an independent compensation consultant.
On a quarterly basis, our Finance Department assesses the progress of the goals set for the year and, at the end of the year, evaluate their results. These assessments are reviewed by the CEO who together with our Director of Human Resources and such executive’s direct supervisor undertakes an evaluation of each executive’s performance based, in part, on objective measures set forth in the performance scorecard. The CEO considers the financial performance of the Company, the performance of each department or division, and the individual performance of each executive relative to the goals set for the year and evaluates the compensatory recommendations provided by our Human Resources Director. In the interest of fairness, he may also take into consideration subjective or non-formulaic factors.
The Role of the Compensation Consultant and the Peer Group. Our Compensation Committee engaged Pearl Meyer, an independent compensation consultant, to review the Company’s compensation practices with respect to our NEOs relative to our peers and develop recommendations that align better with our shareholders’ expectations for our compensation program in 2023. As part of this process, they updated the peer group of financial institutions for the Company and prepared a comparison of the compensation of our NEOs with persons in comparable positions at peer financial institutions. Our consultant also developed recommendations for the Compensation Committee’s consideration based on their findings.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee has analyzed whether the work of Pearl Meyer has raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of their respective total revenues; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created any conflicts of interest.
The Role of Peer Market Data
The peer group was proposed for the Company by Pearl Meyer and approved by our Compensation Committee. Establishing a peer group for the Company is particularly challenging given that the Puerto Rico financial services market is significantly different from the United States and the economy does not generally move in tandem with the economy in the United States. Although Puerto Rico has recently shown signs of an economic recovery, for most of the past 19 years, Puerto Rico has been suffering through a prolonged recession and government fiscal crisis while the United States has seen economic growth and a fiscally stable government. Moreover, during such period the financial services market in Puerto Rico has undergone a dramatic consolidation resulting in only three publicly traded financial services companies that operate in Puerto Rico, one of which is not an appropriate peer due to its significantly larger size. The significant exodus of people from the island of Puerto Rico during these crises has also significantly limited the pool of available talent. Our peer group was selected considering the total asset size of the companies and the regional markets in which they operate relative to the asset size and regional markets of OFG Bancorp. The peer group for our compensation decisions consisted of the following companies:

Amerant Bancorp Inc.	First Commonwealth Financial Corporation	ServisFirst Bancshares, Inc.
BancFirst Corporation	First Financial Bankshares	TowneBank
Customers Bancorp, Inc.	Independent Bank Group, Inc.	Trustmark Corporation
Eagle Bancorp, Inc.	Renasant Corporation	Univest Financial Corporation
FB Financial Corporation	S&T Bancorp, Inc.	Veritex Holdings, Inc.
First Bancorp (North Carolina)	Sandy Spring Bancorp	WesBanco, Inc.
First BanCorp (Puerto Rico)	Seacoast Banking Corporation of Florida
Analysis of Compensation Decisions
Base Salary. The base salaries of Ms. Arizmendi and Mr. Ortiz were increased in 2023 to better align their compensation with their peers. Mr. Kumar's base salary decreased to reflect his new role as Chief Strategy Officer, U.S. Business.

Name	2022 Base Salary ($)	2023 Base Salary ($)	Adjustment (%)
José R. Fernández	935,000	935,000	—%
Ganesh Kumar	700,000	550,000	(21.4)%
Maritza Arizmendi	400,000	440,000	10.0%
César Ortiz	274,000	295,920	8.0%
Mari Evelyn Rodríguez	—	350,000	—%

Annual Cash Bonus. In 2023, the cash bonus target of Mr. Fernández was increased as a percentage of his base salary in connection with the extension of his Employment Agreement described below. Mr. Kumar's cash bonus target was decreased to better align his compensation with his new role.

The table below shows the bonus opportunities at target-level performance for 2022 and 2023.

	2022 Target Bonus		2023 Target Bonus
Name	%	Amount ($)	%	Amount ($)
José R. Fernández	90%	841,500	100%	935,000
Ganesh Kumar	80%	560,000	70%	385,000
Maritza Arizmendi	70%	280,000	70%	308,000
César Ortiz	40%	112,800	40%	118,368
Mari Evelyn Rodríguez	—	—	50%	175,000

The Compensation Committee decided to maintain the existing scorecard metrics, which are tied to financial criteria that address protecting and growing franchise value in a safe and sound manner. The Compensation Committee established performance metrics based on four key business goals, growth, agility, resiliency, and operating leverage:
•Growth – Grow our market share operating income,
•Agility -- Increase digital adoption by customer,
•Resiliency -- Decrease the Texas Ratio, and
•Operating leverage -- Decrease the efficiency ratio.
The table below presents our 2023 Company-wide performance goals, including the weight of each goal and the percent of achievement of the target amount.

Performance Measure	Weight	% of Target	Score
Market Share Operating Income	35	105.54%	36.94
Customer and Digital Adoption	20	195.67%	39.13
Texas Ratio	15	133.47%	20.02
Efficiency Ratio	30	103.34%	31.00
Total			127.09

To determine the bonus payout for our CEO, Mr. Fernández, and our CFO, Ms. Arizmendi, the target bonus opportunity is multiplied by the result of the corporate scorecard. For the other executives, it is also multiplied by the business unit performance goal adjustment to determine 90% of their cash bonus, and the remaining 10% of their cash bonus is based on their individual performance evaluation. For Mr. Kumar, half of his target bonus opportunity is multiplied by the result of the corporate scorecard, and the other half is multiplied by the result of the scorecard for the U.S. Loan Program. The table below shows the cash bonuses of the NEOs for their performance in 2023.

Name	Target Bonus %	Performance Score[1]	Performance Bonus ($)[1]	Other Bonus ($)[1]
José R. Fernández	100%	127.09	1,188,300	—
Ganesh Kumar	70%	121.00	465,900	—
Maritza Arizmendi	70%	127.09	391,500	—
César Ortiz	40%	143.49	167,700	—
Mari Evelyn Rodríguez	50%	141.32	244,500	—

1.    For purposes of this table, the performance score was rounded to the nearest hundredth and the performance bonus is rounded up to the next hundred dollars. The performance score for Mr. Ortiz and Ms. Rodríguez reflects the results of their business unit performance goal adjustment but not their individual performance evaluation. No discretionary or special cash bonuses were earned or paid in 2023 to the NEOs.

Long-Term Incentive Compensation Our long-term incentive compensation is designed to ensure that executives have a continuing stake in our success and to encourage executives to focus on performance goals that will enhance the value of our franchise and capital stock. Such incentives are also designed to retain key executives, reward risk management, and link executive performance to the creation of franchise and shareholder value.
NEOs receive 50% of long-term incentive value in the form of performance shares, where vesting is contingent on meeting tangible book value and average return on tangible common equity goals over a three-year performance cycle. The remaining 50% of long-term incentive value is granted in the form of restricted units with a third of the restricted units vesting annually on a three-year vesting schedule. We believe that this framework reflects peer group market practices and that it strengthens the link between executive performance and shareholder value.
The value of the equity awards granted to Mr. Fernández are based on a percentage of his base salary. The value of the equity awards granted to our other NEOs is also based on a percentage of their base salaries, but also takes into account the recommendations of our CEO.
In 2024, the Compensation Committee approved equity awards to the NEOs for their performance in 2023 as follows:

		Performance Shares			Restricted Units				% of Base Salary	% Target of Base Salary
Name		Target Value ($)		Target Amount	Value ($)		Amount	Total Value ($)
José R. Fernández	Fernandez Martinez	562,226	2007 OPIP Performance Shares	15,450	562,226	2007 OPIP Restricted	15,450	1,124,451	120%	120%
Ganesh Kumar	Kumar	192,867	2007 OPIP Performance Shares	5,300	192,867	2007 OPIP Restricted	5,300	385,734	70%	70%
Maritza Arizmendi	Arizmendi Diaz	154,658	2007 OPIP Performance Shares	4,250	154,658	2007 OPIP Restricted	4,250	309,315	70%	70%
César Ortiz	Ortiz Marcano	78,239	2007 OPIP Performance Shares	2,150	78,239	2007 OPIP Restricted	2,150	156,477	53%	50%
Mari E. Rodríguez		78,239		2,150	78,239		2,150	156,477	50%	50%

Half of the performance shares vest based on the achievement of growth in the Company’s tangible book value over a three-year performance cycle ending on December 31, 2026. The other half vest based on the Company’s average return on average tangible common equity over that same period. The Compensation Committee decided to continue its practice from prior years of tying the vesting of the performance shares to two metrics, consistent with market practice among the Company’s peers. When it first determined the appropriate metrics, the Compensation Committee, with the assistance of our independent compensation consultant, evaluated various metrics, such as tangible book value, earnings per share, return on equity, return on assets and total shareholder return. The Compensation Committee selected tangible book value and average return on average tangible common equity. As such, our Compensation Committee determined that these performance metrics were the best to align our executive’s interest with our long-term shareholders. Performance goals were established considering the Company’s three-year strategic plan. The tangible book value of the Company as of December 31, 2023 was $23.13 and the target tangible book value for December 31, 2026 is $30.37. The results of the tangible book value performance metric are adjusted to account for changes to tangible book value caused by distributions to shareholders and other extraordinary events, such as increases or decreases to the regular quarterly common dividend, the adoption and execution of stock repurchase programs, and mergers and acquisitions.
For each of the two metrics, executives will begin receiving 50% of the performance shares as common stock of the Company for reaching the threshold level of achievement for the metric in question and will receive up to 100% for reaching the target level of achievement and up to 150% for reaching the maximum level of achievement. No shares are awarded if the threshold level of achievement is not attained, and shares are awarded based on straight line interpolation if the metric is achieved between the threshold and the target or between the target and the maximum. The threshold, target and maximum level of achievement of the growth in the Company’s tangible book value and average return on tangible common equity established for the performance shares are as follows:

	Threshold	Target	Maximum
Tangible book value	$28.55	$30.37	$31.89
3-Year Average ROATCE	14.01%	14.90%	15.65%

CEO Special Retention Award
As part of the Company's long-term executive retention and succession planning, our Compensation Committee recommended and our Board approved the amendment and restatement of our CEO Mr. Fernández's Employment Agreement (the "2024 Employment Agreement"). The 2024 Employment Agreement provides for a one-time special equity award of 40,442 restricted stock units and 40,442 performance shares to Mr. Fernández on January 1, 2024, among other adjustments to his compensation, to retain his services for an additional three-year period from January 1, 2024 through December 31, 2026.

The special award granted to Mr. Fernández reflects the Board's desire for him to continue to lead the Company for a further significant number of years. In making the special award, the Board considered the importance of Mr. Fernández's continuing, 20-year stewardship of the Company through extraordinarily challenging economic circumstances in Puerto Rico, leadership continuity, and management succession planning amidst a highly competitive landscape for executive leadership talent. The Board also took into account other factors, including the Company's strong performance under Mr. Fernández's leadership since 2004, his exemplary leadership, and his significant contributions to the Company’s success during his tenure. The nature of this special award reflects the critical importance to the Company of retaining Mr. Fernández in light of his anticipated appointment as Chairperson of the Board of Directors and his continued leadership and support of the Company's longer-term succession plans.

The equity award is not part of Mr. Fernández's regular annual compensation and will not be awarded on a recurring basis. The performance shares awarded will require the successful achievement of the Company performance share goals established for the 2024-2026 performance cycle. Apart from certain limited exceptions, vesting is subject to Mr. Fernández's continuous leadership of, or employment with, the Firm. Any shares received from vesting of the equity award are also subject to the Company’s Stock Ownership Policy requirements applicable to the CEO and the Compensation Recoupment Policy.

In addition to the one-time equity award, the 2024 Employment Agreement increased Mr. Fernández's target bonus percentage from 90% to 100% starting with the 2023 bonus payable in 2024 and increased his 2024 annual base salary to $981,750.

Other Compensation Practices
Stock Ownership Requirements. Pursuant to our Officers and Directors Stock Ownership Policy, we require our NEOs (among other officers) to own a minimum amount of our equity stock (based on the higher of the market or book value of the stock) equal to five times annual base salary in the case of our CEO, Mr. Fernández, three times annual base salary in the case of our other NEOs and certain other executive officers, and two times annual base salary in the case of other key officers. Our executives are required to comply in periods ranging from 2 to 4 years after they receive their first equity award following their appointment.
Anti-hedging and Pledging Policy. Our Insider Trading and Blackout Policy prohibits our employees from entering into any transaction to hedge or offset any decrease in the market value of our securities and from pledging any of our securities.

Clawback Policy. Our Compensation Recoupment Policy requires that executive officers who received incentive-based compensation (e.g., bonus, annual incentive or other performance-based cash or equity compensation awards) during the three-year period prior to an accounting restatement of the Company’s financial statements due to a material non-compliance with financial reporting requirements under the applicable securities laws, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, return to the Company the amount of such compensation that the executive would have otherwise not received but for the misstated financial statements.
Change-in-Control Compensation Agreements. An important objective of our compensation program is not only the recruitment of seasoned executives but also their retention and commitment to our long-term success. Therefore, to promote their retention and reduce any concerns that they may be adversely affected in the event of a change-in-control of the Company, we have entered into a change-in-control compensation agreement with Mr. Fernández and Mr. Kumar pursuant to which the executive is entitled to a cash payment equal to two times the sum of his annual base salary and last cash bonus if there is a change in control and as a result thereof or within one year thereafter his employment is terminated.

The following table presents the estimated cash compensation under their respective change-in-control compensation agreements based on their salaries and bonuses for 2022. No such payout has been required to date under any such agreement by the Company.

Name	Change-in-Control Cash Compensation ($)
José R. Fernández	6,369,900
Ganesh Kumar	2,031,800

Non-Qualified Deferred Compensation. We also offer our NEOs and other highly compensated executives a non-qualified deferred compensation plan for the deferral of taxable income and certain allowances. Such allowances are offered on a case-by-case basis and are not intended to constitute a significant portion of the executive’s compensation. Our non-qualified deferred compensation plan is more fully described below.
Fringe Benefits and Allowances. We provide several fringe benefits, including a defined contribution plan and healthcare coverage, to our NEOs on the same terms as they are provided to all of our employees. These benefits do not constitute a significant portion of the NEOs’ total compensation package and are generally available to all of our employees. We provide these benefits to retain and attract an appropriate caliber of talent and recognize that other companies with which we compete for talent provide similar benefits to their officers and employees.
COMPENSATION RISK ASSESSMENT
Our compensation program is a key component of the Company’s overall compliance and pay-for-performance culture. The Board’s Compensation Committee, with the assistance of our internal risk management staff, regularly reviews this program and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.
We believe that our approach to setting goals and targets with payouts at multiple levels of performance and the evaluation of annual performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our compensation program reflect sound risk management practices, including our Compensation Recoupment Policy and our Directors and Officers Stock Ownership Policy, which are described above under the heading “Compensation Discussion and Analysis.”
We allocate compensation among base salary and incentive compensation (bonus and equity awards) to target opportunities in such a way as to not encourage excessive risk-taking. Furthermore, although the performance measures that determine bonus and equity awards for certain business unit leaders are based in part on the achievements of their respective business units, the measures that determine payouts for all our executives include company-wide metrics. Such metrics, which are not controlled or overly influenced by the results of any single business unit, are given greater weight in the case of NEOs. This is based on our belief that applying company-wide metrics encourages decision-making that is consistent with our philosophy and that is in the best long-term interests of the Company and its shareholders. Moreover, the mix of equity awards in our incentive program, which includes full value awards such as restricted stock units, and the minimum stock ownership requirements applicable to our top executives also mitigate risk. In addition, the multi-year vesting of our equity awards properly accounts for the time horizon of risk. Finally, each employee’s compliance with our internal policies and procedures, including ethics standards, is an important element of our annual bonus determinations.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) and the Compensation Risk Assessment with management and, based on such review and discussion, the Committee recommended that the Compensation Risk Assessment and the CD&A be included in this proxy statement.

Submitted by:

Jorge Colón-Gerena, Chairperson
Julian S. Inclán, Vice Chairperson
Annette Franqui

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of our executive officers served as a director of another entity, or as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors or as a member of its Compensation Committee at any time during 2023.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table summarizes the total compensation earned in each of the last three years by the Named Executive Officers.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)[1]	Non-Equity Incentive Plan Compensation ($)[2]	All Other Compensation ($)		Total ($)
José R. Fernández	2023	935,000	—	1,197,394	1,188,300	168,781	[3]	3,489,475
President & Chief Executive Officer	2022	935,000	—	1,129,545	872,200	124,762		3,061,507
	2021	935,000	—	1,082,452	878,700	124,685		3,020,837
Ganesh Kumar	2023	550,000	—	747,268	465,900	145,013	[4]	1,908,181
Chief Strategy Officer, U.S. Business	2022	700,000	—	373,634	523,100	121,521		1,718,255
	2021	700,000	—	729,764	585,000	120,239		2,135,003
Maritza Arizmendi	2023	432,892	—	300,084	391,500	64,478	5	1,188,954
Chief Financial Officer	2022	393,750	—	264,955	289,600	53,334		1,001,639
	2021	375,000	—	273,896	235,400	26,361		910,657
César Ortiz	2023	292,442	—	132,390	169,846	42,620	[6]	637,298
Chief Risk Officer	2022	273,807	—	80,881	123,100	38,215		516,003
	2021	263,989	—	131,320	83,300	17,465		496,074
Mari Evelyn Rodríguez	2023	234,231	—	351,540	244,500	11,506	7	841,776
Chief Retail Banking Officer

1.    The value of equity awards is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions that we made in the valuation of the option awards, please refer to the notes to our audited financial statements. The Company does not grant option awards.
2.    The non-equity incentive plan payments for each year were made in the first quarter of the following year and intended as compensation for performance of the NEOs during the previous year, except for a $600 advance paid during the fourth quarter as a Christmas bonus.
3.    This amount represents $99,997 for reasonable personal expenses in the performance of Mr. Fernández’s duties, $44,392 for dividends paid on performance shares, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of medical, life and disability insurance premiums.
4.    This amount represents $100,499 for reasonable personal expenses in the performance of Mr. Kumar’s duties, $20,700 for dividends paid on performance shares, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of medical, life and disability insurance premiums.
5.    This amount represents $41,000 for reasonable personal expenses in the performance of Ms. Arizmendi’s duties, $10,350 for dividends paid on performance shares, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of medical, life and disability insurance premiums.
6.    This amount represents $20,000 for reasonable personal expenses in the performance of Mr. Ortiz’s duties, our matching contribution pursuant to our 401(k)/1081.01(d) Plan, and payment of medical, life and disability insurance premiums.
7.    This amount represents the payment of reasonable personal expenses in the performance of Ms. Rodríguez's duties, and medical, life and disability insurance premiums.

The median of the annual total compensation of all employees of the Company, except the CEO, in 2023 was $33,531.89, and the ratio of the median of the annual total compensation of all employees of the Company to the Annual total compensation of the CEO in 2023 was 1:73. The median employee was selected as of December 31, 2023 based on the total cash compensation (i.e., base salary and bonus) paid to employees during 2023.

CEO Employment Agreement
José Rafael Fernández entered into an amended and restated Employment Agreement with the Company on December 21, 2023, effective on January 1, 2024 (the “2024 Employment Agreement”), which replaced the employment agreement executed July 28, 2021 (as amended, the “2021 Employment Agreement”). Mr. Fernández is our President and Chief Executive Officer and the Vice Chairperson of our Board of Directors. The 2024 Employment Agreement ends on December 31, 2026, and therefore, Mr. Fernández's 2023 compensation was primarily governed by the 2021 Employment Agreement.
As provided in the 2021 and 2024 Employment Agreements, Mr. Fernández reports directly to our Board of Directors and has overall responsibility for the business and affairs of the Company. During the term of the 2021 and 2024 Employment Agreements and in any election of directors in which Mr. Fernández’s term as director is set to expire, the Board will nominate and recommend to the shareholders of the Company his election as a Board member and, if elected, will appoint him its Vice Chairperson.
The 2021 Employment Agreement provides that Mr. Fernández will be compensated as follows: (i) annual base salary of $935,000, which may be increased by the Compensation Committee of our Board of Directors; (ii) annual target bonus of a percentage, established by the Compensation Committee, of his annual base salary payable on or before March 31 of each year pursuant to the Company’s non-equity incentive bonus plan; (iii) annual expense allowance of $100,000 for his car-related expenses, membership expenses for social, business and professional organizations, and any other expenses which in his judgment are reasonably appropriate for the performance of his duties as President and Chief Executive Officer of the Company; (iv) a 10-year term life insurance policy in the amount of $3,000,000 covering his life and having as beneficiaries his spouse and heirs or other beneficiaries designated by him; (v) 25 days of paid vacation per year; and (vi) additional incentive compensation under the Company’s equity based compensation plan up to an annual amount equal to a percentage, established by the Compensation Committee, of his annual base salary, but he may elect to receive the award in deferred cash equivalents if he is in compliance with the Company’s Stock Ownership Policy. It also provides that Mr. Fernández will be entitled to participate in any equity-based compensation plan, profit-sharing plan or other plans, benefits and privileges offered by the Company to its employees and executives to the extent that he is otherwise eligible and qualifies to participate in and receive such benefits or privileges.
The 2024 Employment Agreement had substantially the same terms and conditions as the 2021 Employment Agreement described above except that it (i) increased the target bonus percentage starting with the 2023 bonus payable in 2024 from 90% to 100%, (ii) increased his 2024 annual base salary to $981,750, and (iii) provided for a special one-time equity award of 40,442 restricted units and 40,442 performance shares to be granted in 2024.

The 2021 and 2024 Employment Agreements provide that they may be terminated by our Board of Directors for “just cause” (as defined therein). In the event of termination for just cause or if Mr. Fernández is removed or barred from office under applicable law, he will have no right to compensation or other benefits for any period after such termination. However, if the 2021 or 2024 Employment Agreement is terminated by our Board of Directors other than for just cause and other than in connection with a change in control of the Company (as defined in his Change in Control Compensation Agreement with the Company), or if Mr. Fernández terminates the 2021 or 2024 Employment Agreement for “good reason” (as defined therein), the Company will be required to pay him as severance, in lieu of any further compensation for periods subsequent to the date of termination, a lump sum equal to the product of (a) his annual base salary and bonus (equal to the average cash bonus paid to him in the last two fiscal years prior to the termination date), multiplied by (b) three.
Change-in-Control Compensation Agreements
We have entered into Change-in-Control Compensation Agreements with Mr. Fernández and Mr. Kumar. Each agreement remains in full force as long as the person is employed by us.
Under the agreements, they are entitled to certain cash payment compensation in the event there is a “change in control of the Company” and as a result thereof or within one year after the change in control, the person’s employment is terminated by us or our successor in interest. The cash compensation will be an amount equal to the sum of such person’s annual base salary at the time the termination of his or her employment occurs and his or her last cash bonus paid prior to the termination of his or her employment times three for Mr. Fernández and times two for Mr. Kumar.

For purposes thereof, a change in control is deemed to have occurred if (i) any person or entity (including a group) acquires direct or indirect ownership of 50% or more of the combined voting power of the Company’s then outstanding common stock as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the shareholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the surviving corporation (other than a merger in which the holders of the Company’s common stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets to an entity which is not a wholly-owned subsidiary of the Company.
Life Insurance
We provide each of our NEOs with a life insurance policy, which in the event of death would pay his or her heirs or beneficiaries up to a maximum of $700,000 or, if the NEO qualifies, $1,000,000. We also provide our CEO with an additional life insurance policy, which in the event of his death would pay $3 million to his heirs or beneficiaries.

401(k)/1081.01(d) Plan
All the Company’s employees, including the employees of its subsidiaries, are eligible to participate in our cash or deferred arrangement profit sharing plan (the “401(k)/1081.01(d) Plan”). The 401(k)/1081.01(d) Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is qualified under Sections 1081.01(a) and 1081.01(d) of the Puerto Rico Internal Revenue Code of 2011, as amended (the “Puerto Rico Internal Revenue Code”). The 401(k)/1081.01(d) Plan offers eligible participants several investment alternatives, including several U.S. mutual funds, a money market account, and shares of common stock of the Company. Contributions made through payroll deductions not in excess of a specified amount may be accumulated per year as before-tax savings. During 2023, the Company contributed 50% of the employee’s contribution up to a maximum employee contribution for matching purposes of 8% of the employee’s salary. The matching contribution is invested in accordance with the employee’s election, which may be shares of common stock of the Company.

Grants of Plan-Based Awards
The following table presents the estimated possible payouts under our non-equity incentive awards, which reflect cash incentives pursuant to our annual bonus plan. f

		Estimated Future Payouts under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts under Equity Incentive Plan Awards			Number of Shares of Units	Grant Date Fair Value of Equity Awards
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)	(#)	($)[2]
José R. Fernández			935,000
	2/21/2023							20,350	598,697
	2/21/2023				$299,349	$598,697	$898,046	20,350	598,697

Ganesh Kumar			385,000
	2/21/2023							12,700	373,634
	2/21/2023				$186,817	$373,634	$560,451	12,700	373,634

Maritza Arizmendi			308,000
	2/21/2023							5,100	150,042
	2/21/2023				$75,021	$150,042	$225,063	5,100	150,042

César Ortiz			295,920
	2/21/2023							2,250	66,195
	2/21/2023				$33,098	$66,195	$99,293	2,250	66,195

Mari Evelyn Rodríguez			175,000
	5/1/2023							10,500	263,655
	5/1/2023				$43,943	$87,885	$131,828	3,500	87,885
1.    Pursuant to our non-equity incentive plan, there are no threshold or maximum payouts.
2.    Grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table presents information concerning restricted stock units and performance shares of Named Executive Officers that were outstanding and subject to the restricted period or the performance cycle as of December 31, 2023. As of that date, there were no option awards outstanding to our NEOs.

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
José R. Fernández	147,642	1	5,533,622	—	—
Ganesh Kumar	94,818	2	3,553,779	—	—
Maritza Arizmendi	36,426	3	1,365,246	—	—
César Ortiz	15,184	4	569,096	—	—
Mari Evelyn Rodríguez	15,750	5	590,310	—	—

1.    The restricted periods lapse annually in thirds commencing on February 21, 2024 for 20,350 restricted units, annually in halves commencing on February 22, 2024 for 13,500 restricted units, and on February 17, 2024 for 9,617 restricted units. The performance cycles end on December 31, 2023 for 28,850 performance shares, on December 24, 2024 for 20,250 performance shares, and on December 31, 2025 for 20,350 performance shares.
2.    The restricted periods lapse annually in thirds commencing on February 21, 2024 for 12,700 restricted units, annually in halves commencing on February 22, 2024 for 8,434 restricted units, and on February 17, 2024 for 6,484 restricted units. The performance cycles end on December 31, 2023 for 19,450 performance shares, on December 31, 2024 for 12,650 performance shares, and on December 31, 2025 for 12,700 performance shares.
3.    The restricted periods lapse annually in thirds commencing on February 21, 2024 for 5,100 restricted units, annually in halves commencing on February 22, 2024 for 3,167 restricted units, and on February 17, 2024 for 2,434 restricted units granted in 2021. The performance cycles end on December 31, 2023 for 7,300 performance shares, on December 31, 2024 for 4,750 performance shares, and on December 31, 2025 for 5,100 performance shares.
4.    The restricted periods lapse annually in thirds commencing on February 21, 2024 for 2,225 restricted units, annually in halves commencing on February 22, 2024 for 967 restricted units, and on February 17, 2024 for 1,167 restricted units. The performance cycles end on December 31, 2023 for 3,500 performance shares, on December 31, 2024 for 1,450 performance shares, and on December 31, 2025 for 2,250 performance shares.
5.    The restricted periods lapse annually in thirds commencing on May 1, 2024 for 10,500 restricted units. The performance cycle ends on December 31, 2025 for 3,500 performance shares.

Option Exercises and Stock Vested
The following table only presents information for the Named Executive Officers who acquired stock upon the exercise of an option award and upon the lapse of the restricted period of a restricted unit award in 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
José R. Fernández	98,600	1,174,536	55,684	1,618,649
Ganesh Kumar	75,800	1,138,518	29,033	844,484
Maritza Arizmendi	12,000	203,280	13,183	383,229
César Ortiz	—	—	4,767	138,584
Mari Evelyn Rodríguez	—	—	—	—

1.    The value is based on the closing price of a share of the Company’s common stock on the exercise date minus the exercise price of the option.

Non-Qualified Deferred Compensation

The following table presents information concerning the deferral of compensation by the Named Executive Officers on a basis that is not tax-qualified.

Name	Executive Contributions in Last FY ($)1	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)2	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
José R. Fernández	—	—	79,176	1,496,040	1,496,917
Ganesh Kumar	—	—	94,371	1,769,292	1,770,531
César Ortiz	600	—	1,945	55,574.45	54,995

1.    Such executive contributions are reported in the Summary Compensation Table.
2.    These earnings are not reported in the Summary Compensation Table.

The Company offers our executive officers a non-qualified deferred compensation plan, where such executives are allowed to defer taxable income. The plan is not intended to meet the requirements of Section 1081.01 of the Puerto Rico Internal Revenue Code, and therefore, does not meet the funding, employee coverage, and other requirements which “qualified retirement plans” must satisfy thereunder.
However, the plan is intended to constitute an unfunded arrangement maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Under the plan, the executive’s current taxable income is reduced by the amount being deferred, which may be up to 100% of his or her salary and bonus. The compensation due from the Company to the executive pursuant to the non-qualified plan may increase or decrease in value based on the performance of certain notional investment options selected by the executive. The deferred compensation obligations due to the executive may increase in value without current income tax to the individual. Taxes are due when the funds are withdrawn at the then current income tax rate applicable to the individual, which may be lower than his or her current income tax bracket.

Pay versus Performance Table
The following table presents the compensation of our CEO, which is our principal executive officer, and our other NEOs, together with the cumulative shareholder return of the Company and the S&P U.S. BMI Banks Index, the Company’s net income and the Company’s tangible book value, which is in our assessment the most important financial performance measure used to link compensation actually paid our NEOs for the most recently completed fiscal year.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)1	Compensation Actually Paid to PEO ($)1	Average Summary Compensation Table Total for Non-PEO NEOs2	Average Compensation Actually Paid to Non-PEO NEOs2	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income ($000)	Company Selected Measure: Earnings per Share ($)
2023	3,489,475	6,543,352	1,144,052	1,674,912	174.51	107.32	181,172	3.85
2022	3,061,507	3,454,638	984,232	1,324,122	124.45	98.38	166,239	3.46
2021	3,020,837	4,895,781	1,030,974	1,653,106	116.81	118.61	146,151	2.85
2020	2,782,700	2,757,366	896,370	918,979	80.21	87.24	74,327	1.32

1.    Our CEO, Mr. José R. Fernández, was the PEO in each year. In 2020, 2021, 2022, and 2023, $4,265,707, $4,113,982, $4,475,595, and $4,505,720, respectively, were deducted from the Summary Compensation Table Totals, which represent the grant date fair value of the equity awards he received in the corresponding fiscal year, and the fair value of unvested equity awards and dividends accrued on unvested performance shares as of the end of the immediately preceding fiscal year; and $4,240,373, $5,988,926, $4,868,726, and $6,392,586, respectively, were added, which represent the fair value as of the vesting date of awards that vest during the corresponding fiscal year and the fair value of all unvested equity awards and dividends accrued on unvested performance shares as of the end of the corresponding fiscal year .
2.    Mr. Ganesh Kumar, Ms. Maritza Arizmendi, and Mr. César Ortiz were Non-PEO NEOs in each year. The fourth Non-PEO NEOs was Ms. Mari E. Rodríguez in 2023, Mr. Patrick Haggarty in 2022, and Mr. José Cabrera in 2020 and 2021. In 2020, 2021, 2022, and 2023, $841,687, $946,806, $1,128,567, and $1,197,314, respectively, were the averages deducted from the Summary Compensation Table Totals, which represent the grant date fair value of the equity awards received in the corresponding fiscal year and the fair value of unvested equity awards and dividends accrued on unvested performance shares as of the end of the immediately preceding fiscal year; and $864,296, $1,507,653, $1,226,607, and $2,246,340, respectively, were the averages added, which represent the fair value as of the vesting date of awards that vest during the corresponding fiscal year and the fair value of all unvested equity awards and dividends accrued on unvested performance shares as of the end of the corresponding fiscal year .

The following graph presents the relationship between executive compensation actually paid by the Company to our CEO and the average compensation actually paid to the NEOs other than our CEO and the of the Company’s cumulative total shareholder return over the past four years. It also compares our Company’s cumulative total shareholder return with that of our peer group over the same period.

The following graph presents the relationship between compensation actually paid by the Company to our CEO and the average compensation actually paid to the NEOs other than our CEO and the Company’s net income over the past four years.

The following graph presents the relationship between compensation actually paid by the Company to our CEO and the average compensation actually paid to the NEOs other than our CEO and the Company’s earnings per share over the past four years.
The most important financial performance metrics used by the Company in our most recent fiscal year to link our NEOs compensation to our Company’s performance are earnings per share, tangible book value, average return on average tangible common equity, market share operating income, and efficiency ratio.

Director Compensation
Each director’s compensation is generally designed to be competitive with comparable compensation paid to directors at peer group companies in Puerto Rico and the U.S. However, each director’s actual compensation varies based on whether he or she is a Chairperson of our Board of Directors or any of its committees. It also varies depending on the number of meetings attended and on his or her membership in Board committees.
The following table presents information concerning the compensation of our directors for 2023.

Directors	Fees Earned or Paid in Cash ($)		Stock Awards ($)[1]		Option Awards ($)[1]	All Other Compensation ($)	Total ($)
Julian S. Inclán	137,000		63,700	2	—	—	200,700
Jorge Colón-Gerena	72,000		43,316	3	—	—	115,316
Néstor de Jesús	79,000		43,316	4	—	—	122,316
Annette Franqui	60,000		15,288	5	—	—	75,288
Susan Harnett	65,000		43,316	6	—	—	108,316
Rafael Vélez	72,000		43,316	7	—	—	115,316
Angel Vázquez	58,333		—				58,333
Edwin Pérez	133,479	8					133,487

1.    Aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
2.    The aggregate amount of restricted stock units outstanding at the end of 2023 is 8,100.
3.    The aggregate amount of restricted stock units outstanding at the end of 2023 is 5,500.
4.    The aggregate amount of restricted stock units outstanding at the end of 2023 is 5,500.
5.    The aggregate amount of restricted stock units outstanding at the end of 2023 is 600.
6.    The aggregate amount of restricted stock units outstanding at the end of 2023 is 5,500.
7.    The aggregate amount of restricted stock units outstanding at the end of 2023 is 2,100.
8.    In May 2023, Mr. Edwin Pérez was awarded a cumulative sum encompassing deferred service fees in connection with the end of his service as director.

The Compensation Committee approved the compensation program for our directors. Pursuant to such program, each non-employee director receives an annual retainer of $60,000, except for the Chairperson of the Board, who receives an annual retainer of $130,000. Non-employee directors serving on Oriental Bank’s Board of Directors receive a fee of $1,000 for each Board meeting attended. Furthermore, the Chairpersons of the Audit Committee and the Risk and Compliance Committee receive an additional annual retainer of $12,000, and the other members of such committees (other than the Board and Committee Chairpersons) receive an additional annual retainer of $5,000. Such retainers are payable in equal monthly installments in advance. The Compensation Committee also established that each non-employee director will be awarded restricted units with a value of $40,000, except for the Chairperson of the Board, who will be awarded restricted units with a value of $60,000.
The President and CEO, who is Vice Chairperson of the Board, does not receive director’s fees and is compensated exclusively pursuant to his Employment Agreement, which is described above under the subheading “CEO Employment Agreement.”

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2024 and has further directed that the selection of such firm be submitted for ratification by the shareholders at this annual meeting. KPMG has served as our independent registered public accounting firm since 2005. Neither our articles of incorporation nor our by-laws require that our shareholders ratify the selection of such firm. If our shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain KPMG, but may nonetheless retain it. Even if the selection is ratified, the Audit Committee, in their discretion, may change the appointment at any time during the year if they determine that such change would be in our best interest.
Our Board of Directors recommends that you vote “FOR” this proposal.
INDEPENDENT AUDITOR
KPMG served as our independent registered public accounting firm for the year ended December 31, 2023. The services that KPMG provided to the Company and its subsidiaries included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of some of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.
The Audit Committee reviewed and approved all audit and non-audit services rendered by KPMG to the Company and its subsidiaries and concluded that the provision of such services was compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy regarding the procurement of audit and non-audit services, which is available on our website at www.ofgbancorp.com. The Audit Committee intends to review such policy periodically.
The aggregate fees billed by KPMG for the years ended December 31, 2023 and 2022 for the various services provided to the Company and its subsidiaries were as follows:

Type of Fees	Year Ended December 31, 2023 ($)	Year Ended December 31, 2022 ($)
Audit Fees	1,411,700	1,324,700
Audit-Related Fees	123,800	117,800
Tax Fees	—
All Other Fees	1,780	1,780
	1,537,280	1,444,280

As defined by the SEC, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements, including the audit of our internal control over financial reporting, and review of financial statements included on our Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) “all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board of Directors in its oversight of the financial reporting process of OFG Bancorp (the “Company”) and meets regularly with the Company’s internal and external auditors, CEO and CFO. The Audit Committee’s responsibilities are more fully described in its charter, a copy of which is available on the Company’s website at www.ofgbancorp.com.
Management has the primary responsibility for the preparation and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the period ended December 31, 2023 with the Company’s management and has discussed with KPMG LLP (“KPMG”) the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with KPMG their independence.
The members of the Audit Committee are not engaged professionally in rendering, auditing or accounting services on behalf of the Company nor are they Company employees. The Company’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures.
Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

Submitted by:

Rafael Vélez, Chairperson
Jorge Colón Gerena, Vice Chairperson
Julian S. Inclán
Angel Vázquez

INDEBTEDNESS OF MANAGEMENT
Certain transactions involving loans were transacted in 2023 between the Company’s banking subsidiary, Oriental Bank, some of our directors and executive officers, including those of our other subsidiaries, and persons related to or affiliated with such persons. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. At present, none of the loans to such directors and executive officers, including persons related to or affiliated with such persons, is non-performing.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board of Directors recognizes that certain transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a Related Party Transactions Policy (the “Policy”). For these purposes, a “Related Party Transaction” is defined as a transaction or series of similar transactions in which the Company or any of its subsidiaries is to be a participant and the amount involved exceeds $120,000, and in which any Related Party has or will have a direct or indirect material interest. A “Related Party” is any of our directors or executive officers, any nominee for director, any beneficial owner of more than 5% of any class of our voting securities, and any immediate family member of any of the previously mentioned. The Policy generally covers any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships between the Related Party and the Company. Related Party Transactions thereunder are approved or ratified by the Risk and Compliance Committee or the disinterested members of our Board of Directors (other than employment or compensation arrangements, which are approved by the Compensation Committee or the disinterested members of our Board of Directors). Furthermore, the Risk and Compliance Committee may approve or ratify a Related Party Transaction if (i) it finds that there is a compelling business reason to approve the transaction, taking into account all pertinent factors, (ii) it has been fully informed of any and all significant conflicts that may exist or otherwise arise on account of the transaction, and (iii) it reasonably believes that the transaction is beneficial for the Company and that it has adopted appropriate measures to manage the potential conflicts of interest. All Related Party Transactions approved or ratified by the Risk and Compliance Committee must be disclosed to our Board of Directors at its next regularly scheduled meeting.
Delgado & Fernández, LLP, San Juan, Puerto Rico, has continuously provided legal and notarial services to the Company since 1997 in the areas of mortgage lending, mortgage foreclosures and debt recovery, general legal advice, and commercial and labor litigation and arbitration. The brother of José Rafael Fernández, our President and CEO, is the principal partner at that firm. The Company engaged Delgado & Fernández before Mr. Fernández became our President and CEO and a member of our Board of Directors. During 2022, the Company paid such firm a total of $1,765,497 for legal services rendered to us and $557,651.00 for notarial services in connection with loan closings paid for by clients of the Company.
The engagement of Delgado & Fernández, LLP was approved by our Board of Directors.
The Company’s bank subsidiary entered into a commitment to make an equity investment in a Delaware limited partnership (the “Partnership”) licensed as a small business investment company (an “SBIC”) by the U.S. Small Business Administration. An equity investment by the bank in an SBIC is presumed qualified for purposes of the U.S. Community Reinvestment Act.
The Partnership is managed by a Puerto Rico limited liability company, as general partner, which is led by a group of investment professionals, including Eduardo M. Inclán, who is the son of the Chairperson of our Board of Directors. The bank, as limited partner, committed to the Partnership the lesser of $3 million or 15% of the total amount committed by all the partners. The general partner, including Eduardo Inclán, committed $500,000, which will represent 2.5% to 3.5% of the Partnership’s private capital. In addition, a company in which Mr. Julian Inclán, Chairperson of our Board of Directors, owns 50% and his brother and nephew own the remaining 50% committed $250,000 to the Partnership. This transaction was approved by all disinterested members of the Company’s Board of Directors and the Board of Directors determined that such transaction does not affect Mr. Julian Inclán’s independence as a member of the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE,
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our equity securities to timely file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. We are required to identify any such director, executive officer or greater than 10% stockholder who failed to timely file any such report. Based solely on the review of copies of such reports and other information furnished to the Company by such individuals, we believe that during and with respect to 2023 such persons timely filed all required reports, except for Mari Evelyn Rodríguez, who filed a late Form 3, and Edwin Pérez, Patrick Haggarty and César Ortiz, who each failed to timely file a Form 4.
SHAREHOLDER PROPOSALS
Under our bylaws, business may only be brought before an annual meeting of shareholders if it is specified in the notice of the meeting or any supplement thereto given by or at the direction of our Board of Directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given written notice to the Secretary of our Board of Directors not later than 120 days prior to the anniversary date of the mailing of our proxy materials in connection with the immediately preceding annual meeting of shareholders. The notice must set forth as to each matter that the shareholder proposes to bring before the annual meeting (i) a brief description of the matter or proposal desired to be brought before the meeting, (ii) the name and address of the shareholder, as it appears on our books, (iii) a representation that the shareholder is a holder of our shares of stock entitled to vote (indicating the class and number of shares) and intends to appear in person or by proxy at the meeting to bring up the matter or proposal, and (iv) any material interest of the shareholder in such matter or proposal.
Shareholders may nominate candidates to our Board of Directors by delivering notice to our Secretary not later than 120 days prior to the anniversary of the date of the mailing of our proxy materials in connection with the immediately preceding annual meeting of shareholders. The notice must include: (i) the name and address of the stockholder who makes the nomination; (ii) a representation that the stockholder is a holder of the Company’s shares of stock entitled to vote and that it intends to appear in person or by proxy at the meeting; (iii) a description of any understandings between the stockholder and the nominee; (iv) any other information regarding the nominee that is required under the proxy rules of the Securities and Exchange Commission; and (v) the written consent of the nominee to serve as director if elected. The bylaws require that ballots bearing the names of all persons nominated by the Board of Directors and by shareholders be provided for use at the annual meeting.
The requirements set forth in the preceding paragraph are separate from and in addition to the SEC requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.
Shareholder proposals intended to be presented at the 2025 annual meeting of shareholders must be set forth in writing and received by the Secretary of our Board of Directors, OFG Bancorp, P.O. Box 195115, San Juan, Puerto Rico 00919-5115, no later than the close of business on November 27, 2024.

ANNUAL REPORTS
This proxy statement is accompanied by our annual report on Form 10-K, which is our annual report to shareholders for the fiscal year. The annual report is not part of the proxy solicitation materials.
Upon receipt of a written request, we will furnish to any shareholder, without charge, a copy of our 2023 annual report on Form 10-K, including the financial statements and schedules, and a list of the exhibits thereto required to be filed with the SEC under the Exchange Act. Such written request should be directed to OFG Bancorp, Investor Relations 254 Muñoz Rivera Avenue, San Juan, PR 00918; Email: Gary Fishman at gfishman@ofgbancorp.com or Steven Anreder at sanreder@ofgbancorp.com; Telephone: (212) 532-3232.

BY ORDER OF THE BOARD OF DIRECTORS

Julian S. Inclán
Chairperson

March 27, 2024

San Juan, Puerto Rico

SCAN TO VIEW MATERIALS & VOTE OFG BANCORP C/O AMERICAN STOCK TRANSFER & TRUST CO. 6201 15TH AVENUE BROOKLYN, NY 11219 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/OFG2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. D99395-P86874 OFG BANCORP For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends that you vote FOR ALL of the following: 1. To elect seven directors to serve until the 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified: Nominees: 01) Julian S. Inclán 02) José Rafael Fernández 03) Jorge Colón-Gerena 04) Néstor de Jesús 05) Annette Franqui 06) Susan Harnett 07) Rafael Vélez For Against Abstain For Abstain Against The Board of Directors recommends that you vote FOR the following: The Board of Directors recommends that you vote FOR the following: 2. To approve, on an advisory basis, the compensation of the Company's Named Executive Officers as set forth in the accompanying Proxy Statement. 4. To amend the 2007 Omnibus Performance Incentive Plan, as amended and restated. The Board of Directors recommends that you vote FOR the following: 3 Years 1 Year 2 Years Abstain The Board of Directors recommends that you vote 1 YEAR on the following: 3. To provide an advisory vote on the frequency of the vote on executive compensation. 5. To ratify the selection of the Company’s independent registered public accounting firm for 2023. To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right, then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED ENVELOPE. Please sign exactly as your name(s) appear(s) on this proxy. When signing as an attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D99396-P86874 OFG BANCORP REVOCABLE PROXY This proxy is solicited on behalf of the Board of Directors of OFG Bancorp for use only at the Annual Meeting of Shareholders to be held on April 26, 2023, and at any adjournment or postponement of that Annual Meeting. This proxy may be revoked by the undersigned at any time before it is exercised. The undersigned, being a shareholder of OFG Bancorp (the "Company"), hereby authorizes the Board of Directors of the Company or any successors in their respective positions, as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held virtually on Wednesday, April 26, 2023, at 10:00 a.m. (EDT), and at any adjournment or postponement of that meeting, and thereat to act withrespect to all votes that the undersigned would be entitled to cast, if then personally present, as indicated on the reverse side. In their discretion, the proxies are authorized to vote this proxy with respect to (i) the approval of the minutes of the last meeting of shareholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the Annual Meeting; and (iv) such other matters as may properly come before the Annual Meeting. Except with respect to procedural matters incident to the conduct of the Annual Meeting, management at the present knows of no other business to be brought before the meeting other than those matters described in the accompanying proxy statement. Shares of common stock of the Company will be voted as specified in this proxy. In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the seven nominees or in such fashion as will most likely ensure the election of the nominees. If no specification is made on the reverse side, shares will be voted "FOR ALL" in Proposal 1: Election of Directors; "FOR" Proposal 2: Advisory Vote on Executive Compensation; "1 Year" on Proposal 3: Advisory Vote on Frequency of Vote on Executive Compensation; "FOR" Proposal 4:Amendment of the 2007 Omnibus Performance Incentive Plan; and "FOR" Proposal 5: Ratification of Selection of Independent Registered Public Accounting Firm. This proxy cannot be voted for any person who is not a nominee of the Company's Board of Directors. CUMULATE (If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Your Vote Counts! OFG BANCORP 2023 Annual Meeting Vote by April 25, 2023 11:59 PM ET OFG BANCORP C/O AMERICAN STOCK TRANSFER & TRUST CO. 6201 15TH AVENUE BROOKLYN, NY 11219 D99449-P86874 You invested in OFG BANCORP and it’s time to vote! You have the right to vote on proposals being presented at the Annual Meeting. This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on April 26, 2023. Get informed before you vote View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to April 12, 2023. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy. For complete information and to vote, visit www.ProxyVote.com Control # Vote Virtually at the Meeting* April 26, 2023 10:00 a.m. EDT Smartphone users Point your camera here and vote without entering a control number Virtua lly at: www.virtualshareholdermeeting.com/OFG2023 *Please check the meeting materials for any special requirements for meeting attendance. V1.1 he compensation of the Company’s Named Executive Officers as set forth in the accompanying Proxy Statement. For 1 Year 3. To provide an advisory vote on the frequency of the vote on executive compensation. For 4. To amend the 2007 Omnibus Performance Incentive Plan, as amended and restated. For 5. To ratify the selection of the Company’s independent registered public accounting firm for 2023. Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Sign up for E-delivery”. D99450-P86874

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. To elect seven directors to serve until the 2025 Annual Meeting of Shareholders and until their successors are duly elected and qualified: **Nominees:** 01) Jorge Colón-Gerena 02) Néstor de Jesús 03) Annette Franqui 04) Susan Harnett 05) José Rafael Fernández 06) Angel Vázquez 07) Rafael Vélez	For
2. To approve, on an advisory basis, the compensation of the Company's Named Executive Officers as set forth in the accompanying Proxy Statement.	For
3. To ratify the selection of the Company's independent registered public accounting firm for 2024.	For

V30185-P05198